                                                                    Exhibit 2(e)


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement made and entered into this 16th day of June, 1997 by and among REGENT COMMUNICATIONS, INC., a Delaware corporation ("Buyer"), and those individuals listed on the signature page(s) hereto (collectively, "Sellers"), who constitute all of the shareholders of The Park Lane Group, a California corporation (the "Company").

         WHEREAS, Sellers are the owners and holders of all of the issued and outstanding shares of capital stock of the Company; and

         WHEREAS, the Company, pursuant to authorizations duly granted and issued by the Federal Communications Commission (hereinafter called the "FCC"), owns and operates the radio stations set forth on Schedule 4.08, respectively (the "Stations"); and

         WHEREAS, Sellers and Buyer have reached an understanding with respect to the sale by Sellers and the purchase by Buyer of all of the issued and outstanding shares of capital stock of Company, subject to and upon the terms, provisions and conditions contained herein; and

         WHEREAS, consummation of this transaction is subject to the prior approval of the FCC.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, Sellers and Buyer hereby agree as follows:


                                    ARTICLE I

                                Purchase and Sale


         1.01 Sale of Stock of Company. Subject to and upon the terms, provisions and conditions contained in this Agreement, Sellers shall sell, assign and transfer to Buyer, free and clear of all security interests, liens, encumbrances, equities and claims, all of Sellers' right, title and interest in and to all shares of all classes of common stock and preferred stock of the Company, which are described on Schedule 1.01 and which constitute all of the Company's issued and outstanding shares ("Company Stock"). Buyer's obligation to purchase the shares is contingent upon delivery to Buyer of certificates representing all of the shares of Company Stock at the Closing (as hereinafter defined). Sellers shall deliver to Buyer such certificates representing the Company Stock duly endorsed in appropriate form for transfer, with signatures guaranteed and any necessary stock transfer stamps affixed thereto.

         1.02 Basic Purchase Price. The purchase price payable to Sellers for the Company Stock shall be Twenty-Three Million Five Hundred Thousand Dollars ($23,500,000.00) (the "Basic Purchase Price"), to be paid in immediately available federal funds, subject to adjustment as provided in Section 1.03.

         1.03 Adjustment of Basic Purchase Price. At the Closing, a computation shall be compiled by the Company setting forth as of the Closing Date the amount of the Company's Cash (as hereinafter defined) and all known Liabilities of Company as set forth below ("Closing Statement"). The Basic Purchase Price shall be adjusted by (a) an increase by the amount of Cash and
(b) a decrease by the amount of Liabilities shown on the Closing Statement. The purchase price determined after making the foregoing adjustments to the Basic Purchase Price is herein referred to as the "Closing Purchase Price."

         As used herein, the term "Cash" shall mean cash on hand and in banks, certificates of deposit, treasury bills and marketable securities and other cash equivalents, accounts receivable (less reserves) and any other current asset listed on the Company's balance sheet.

         As used herein, the term "Liabilities" shall mean at the Closing Date the amount of all the liabilities of the Company that would be recorded on a balance sheet or disclosed in the notes to the financial statements at that date computed in accordance with generally accepted accounting principles applied on a basis consistent with those followed in the preparation of the financial statements described in Section 4.16 and shall include (i) accounts payable,
(ii) all indebtedness, (iii) any unpaid bonuses, severance or vacation pay accrued to employees for the period ending on the day prior to the Closing Date,
(iv) trade and barter obligations, and (v) all other items which in accordance with generally accepted accounting principles consistently applied would be included as Liabilities of the Company. For purposes of the determination of Liabilities, all expenses relating to the Company and arising from the conduct of the Company's business and operation of the Stations (including without limitation such items as taxes, license fees, utilities, and rents) shall be prorated between Buyer and Sellers in accordance with generally accepted accounting principles as of 11:59 p.m. Pacific time, on the date immediately preceding the Closing Date.

         Within ninety (90) days after the Closing Date, representatives of Coopers & Lybrand's office in Cincinnati, Ohio, shall examine the computation of the Closing Purchase Price in accordance with this Section 1.03, including an examination of such of the Company's books and records as are deemed necessary or appropriate, to verify the Company's Cash and Liabilities as of the Closing Date in accordance with auditing standards approved and adopted by the American Institute of Certified Public Accountants and otherwise in accordance with generally accepted accounting principles. Based upon such examination, they shall prepare a report setting forth their computation of the Purchase Price pursuant to this Section 1.03 ("Closing Report"), and upon completion of such Closing Report, Coopers & Lybrand shall deliver same to Sellers' Representative and Buyer. If either Buyer or Sellers' Representative shall disagree with the Closing Report, such parties shall, within fifteen (15) days after receipt of such Closing Report, give written notice to the other and Coopers & Lybrand of its objection to the Closing Report, specifying each item or computation to which objection is taken and the reason for such objection. In such event, Sellers' Representative and Buyer shall use their best efforts to resolve such objections and to agree upon the Closing Report through negotiation. If Sellers' Representative and Buyer are unable to reconcile their differences and to mutually agree upon the Closing Report, within thirty (30) days after such written notice shall have been given as aforesaid, Sellers' Representative and Buyer shall designate a mutually agreeable independent national accounting firm, or if such firm cannot act, another national accounting firm (which has not been retained by either Sellers' Representative, the

Company or Buyer within the past ten (10) years) mutually acceptable to such parties to act as arbitrator ("Arbitrator"). The Arbitrator shall determine all issues in disagreement and shall make such adjustments, if any, to the items and computations in the Closing Report as are necessitated by such determinations, and shall within thirty (30) days after their designation as Arbitrator deliver to Sellers' Representative and Buyer a written statement setting forth all adjustments made by the Arbitrator to the Closing Report. Such Closing Report shall be employed to determine any further adjustments required to the purchase price pursuant to this Section 1.03 ("Final Purchase Price"), and such Final Purchase Price shall be final, conclusive and binding upon all parties to this Agreement. The fees and expenses of Coopers & Lybrand and the Arbitrator in connection with the making of the Closing Report and the determinations herein provided for to resolve any differences over the Closing Report shall be paid one-half by Sellers and one-half by Buyer.

         Within five (5) business days after the determination of the Final Purchase Price, any adjustment to the Closing Report required thereby shall be paid by Sellers to Buyer or by Buyer to Sellers, as the case may be, in immediately available federal funds by wire transfer.

         1.04 Escrow Deposit. Buyer has previously deposited with the Company a non-refundable deposit of Twenty-Five Thousand Dollars ($25,000.00)(the "Cash Deposit"). Contemporaneously with the execution of this Agreement, Buyer has also delivered to Star Media ("Escrow Agent") an irrevocable, stand-by letter of credit in the amount of One Million One Hundred Seventy-Five Thousand Dollars ($1,175,000.00) (the "Letter of Credit"). The Letter of Credit shall be held and applied by the Escrow Agent in accordance with the terms of a Deposit Escrow Agreement in the form of Exhibit A attached hereto (the "Deposit Escrow Agreement"), executed by the parties thereto contemporaneously with the execution of this Agreement. As more fully described in the Deposit Escrow Agreement:

                  (a) in the event this Agreement is terminated solely because of Buyer's material breach of this Agreement and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can readily be satisfied by the Closing), the Letter of Credit shall be delivered to Sellers (who may exercise their rights to draw on the Letter of Credit) as their sole remedy and as liquidated damages as provided in Section 13.04 hereof for Buyer's material breach of this Agreement; and

                  (b) in the event this Agreement is terminated under any circumstances other than those set forth in Section 1.04(a) above, the Letter of Credit shall be delivered to Buyer.

         1.05 Payment of Purchase Price. At the Closing, the Cash Deposit shall be applied to the Closing Purchase Price, and the Letter of Credit shall be delivered to Buyer. The balance of the Closing Purchase Price shall be paid by wire transfer of immediately available funds, as follows:

                  (a) Two Million Dollars ($2,000,000.00) to the Escrow Agent, to be held, administered and released in accordance with the terms of an Indemnification Escrow Agreement to be executed by Sellers, Buyer and the Escrow Agent at the Closing in the form of Exhibit B attached hereto (the "Indemnification Escrow Agreement"), which funds shall be held in escrow until June 30, 1999 or until thirty (30) days after such time as Buyer's outside public accounting firm has released its annual audit of the financial statements applicable to the Company and the Stations on a consolidated basis for the period ending December 31, 1998, whichever is earlier (subject to partial release earlier under certain conditions as specified in the Indemnification Escrow Agreement), and will be used to satisfy indemnification claims of Buyer pursuant to Section 12.02 hereof; and

                  (b) the balance to Sellers in such amounts and to persons as Sellers' Representative may direct in writing.

         1.06 Closing. Except as otherwise mutually agreed upon by Buyer and Sellers, the consummation of the transactions contemplated herein (the "Closing") shall occur within five (5) business days after the later to occur of
(a) the satisfaction or waiver of each condition to closing contained herein, other than such conditions as are reasonably anticipated to be satisfied at Closing (provided that each party hereto shall use its reasonable best efforts to cause each condition to closing to be satisfied so that the Closing may occur at the earliest possible date), and (b) the issuance of the Final Order (as defined below), or such other date as may be mutually agreed by the parties hereto (the "Closing Date"); provided, however, that Buyer may in its sole discretion waive the requirement that a Final Order be issued and elect (subject to clause (a) above) to close at any time (upon not less than five (5) business days' notice to Sellers) after the release of initial FCC approval on public notice that it has consented to the transactions contemplated hereby (the "Initial Approval"). For purposes of the Agreement, "Final Order" (and "Final") means an order or grant by the FCC which is no longer subject to timely reconsideration or review by the FCC or a court of competent jurisdiction and pursuant to which the FCC consents, as the case may be, to the transactions contemplated by this Agreement, such order or grant being without the imposition of any conditions adverse to Buyer or any Affiliate (as hereinafter defined) of Buyer with respect to the transfer of control of the FCC Licenses to Buyer or the continued operation by Buyer of the Stations. In the event that the parties close before the Initial Approval has become a Final Order, the parties shall enter into a mutually acceptable Unwind Agreement. The Closing shall be held in the offices of Strauss & Troy in Cincinnati, Ohio, or at such place and in such manner as the parties hereto may agree.


                                   ARTICLE II

                              Governmental Consents


         2.01 FCC Consent. It is specifically understood and agreed by Buyer and Sellers that the Closing and the transfer of control of the Stations Licenses and the transfer of the Company Stock are expressly conditioned on and are subject to the prior consent and approval of the FCC without the imposition of any conditions adverse to Buyer or any Affiliate of Buyer (the "FCC Consent").

         2.02 FCC Application. Within five (5) business days after the execution of this Agreement, Buyer and Sellers shall file an application with the FCC for the FCC Consent (the "FCC Application"). Buyer and Sellers shall prosecute the FCC Application with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consent as expeditiously as practicable (but neither Buyer nor Sellers shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyer or Sellers or upon any of their respective Affiliates). If the FCC Consent imposes any condition on Buyer or Sellers or any of their respective Affiliates, such party shall use its best efforts to comply with such condition; provided, however, that neither Buyer nor Sellers shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its Affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 13.01 hereof.


                                   ARTICLE III

                     Representations and Warranties of Buyer


         Buyer hereby makes the following representations and warranties to Sellers, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by Sellers:

         3.01 Standing. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and lease its properties and carry on its business as now being conducted by it.

         3.02 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer and this Agreement is a valid and binding obligation of Buyer.

         3.03 Purchase of Company Stock for Investment. Buyer is acquiring the Company Stock for its own account for investment and with no view to any distribution or resale of all or any part thereof.

         3.04 Qualification. Buyer has no knowledge of any facts which would, under present law (including the Communications Act of 1934, as amended), and present rules, regulations, practices and policies of the FCC, disqualify Buyer as the transferee of the licenses, permits and authorizations listed on
Schedule 4.08 hereto, or as an owner and/or operator of the Stations, and Buyer will not take, or unreasonably fail to take, any action which Buyer knows or has reason to know would cause such disqualification. Should Buyer become aware of any such facts, it will promptly notify Sellers in writing thereof and use its best efforts to prevent any such disqualification.

         3.05 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article II hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by Buyer: (a) do not conflict with the provisions of the articles of incorporation or by-laws of Buyer; (b) do not require the consent of any third party not affiliated with Buyer; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject.

         3.06 Adequate Funds. Buyer is in receipt of written financing proposals adequate in amount to finance the purchase of the Company Stock.


                                   ARTICLE IV

                    Representations and Warranties of Sellers


         Sellers, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by Buyer:

         4.01 Corporate Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own or lease its properties and to carry on its business as now being conducted. Company is not qualified or required to be qualified in any other jurisdiction in order to own or lease its properties or to carry on its business as now being conducted.

         4.02 Subsidiaries and Investments. Set forth in Schedule 4.02 is a list of each of the Company's Subsidiaries (the "Subsidiaries" and individually a "Subsidiary"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (as set forth in Schedule 4.02), and has full corporate power to own or lease all of its property and to carry on its business as it is now being conducted. Also set forth in Schedule 4.02 is a list of jurisdictions in which each Subsidiary is qualified as a foreign corporation. Such jurisdictions are the only jurisdictions in which the ownership or leasing of property by each Subsidiary or the conduct of its business requires it to be so qualified. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and except as set forth on Schedule 4.02, are owned, of record and beneficially, by the Company, free and clear of all liens, encumbrances, equities, options or claims whatsoever. No Subsidiary has outstanding any other equity securities or securities options, warrants or rights of any kind, convertible into, exchangeable for, or otherwise entitling any person to acquire, equity securities of such Subsidiary. Neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity. Since the Financial Statement Date, as defined below, no such investment securities of any kind have been acquired or disposed of by the Company or any Subsidiary. Where meaningful, all warranties, representations and covenants relating to the Company hereunder shall apply equally to each of the Subsidiaries discussed in this section, as if any reference to the Company is a reference to any or each Subsidiary as the context permits. The businesses carried on by the Company have not been conducted through any other direct or indirect subsidiary or entity related to any Seller other than a Subsidiary.

         4.03 Charter and By-Laws. Sellers have delivered to Buyer true and complete copies of the Articles of Incorporation and By-Laws of Company as in effect on the date of delivery thereof. There has been no change in the Articles of Incorporation or By-Laws of the Company since the delivery of copies thereof to Buyer. No provision of the Articles of Incorporation or the By-Laws of the Company or of any agreement, instrument or undertaking to which the Company is a party or by which the Company is bound, has been or will be violated by the execution and delivery by Sellers of this Agreement or the performance or satisfaction of any obligation or condition herein contained on their part to be performed or satisfied. The Company is not now nor on the Closing Date will it be in default in any material respect in the performance, observance or fulfillment of any of the terms or conditions of its Articles of Incorporation or By-Laws. Sellers have delivered to Buyer true and complete copies of the stock records and the minute book of the Company for inspection and the stock records truly, accurately and fully account for all transactions in the Company's capital stock, and the minute book contains the up-to-date, complete, and accurate minutes of the actions of the Company's Board of Directors and stockholders from its inception.

         4.04 Directors and Officers; Compensation; Banks. Schedule 4.04 represents a true and complete list showing as of the date of delivery thereof the following:

                  (a) The names of all of the directors and officers of the Company;

                  (b) A payroll roster of the Company for the most recent payroll period ended prior to the date of delivery thereof showing the names, titles, and annualized current rate of pay for each person entitled to receive compensation from the Company;

                  (c) Each bank account and safety deposit box of the Company, all authorized signatories to such account and all persons having access to such safety deposit box; and

                  (d) The names of all persons, if any, holding a power of attorney from the Company. The information set forth in each such list is true and accurate on the date hereof. Each officer and director or any other person holding authorized signatory powers of the Company will submit his or her written resignation as such to Buyer on the Closing Date, effective with the delivery thereof.

         4.05     Capitalization; Company Stock.

         (a) The authorized capital stock of the Company (the "Capital Stock") consists of (i) 15,000,000 shares of authorized Class A Common Stock, of which 758,944 shares are issued and outstanding, (ii) 3,238,828 shares of authorized Class B Common Stock, of which 3,238,821 shares are issued and outstanding, (iii) 1,350,000 shares of authorized Class C Common Stock, of which 1,202,100 shares are issued and outstanding, (iv) 6,117,945 shares of authorized Series A Preferred Stock, of which 5,595,875 shares are issued and outstanding,
(v) 43,000 shares of authorized Series B Preferred Stock, of which 42,805 shares are issued and outstanding, and (vi) 13,500 shares of authorized Series C Preferred Stock, of which 12,021 shares are issued and outstanding. The Capital Stock has a par value of $.01 per share. All issued and outstanding shares of Capital Stock constitute the Company Stock. All shares of Company Stock are duly authorized, validly issued in compliance with all applicable laws, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. Except as set forth on Schedule 4.05, the Company Stock is owned by Sellers, free and clear of all security interests, liens, pledges, encumbrances, agreements, charges, rights of rescission or claims of any kind (including without limitation any restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership ("Encumbrances")) by or on the part of any person, firm or corporation. Sellers have good and marketable title to the stock owned by them with full right to enter into this Agreement and to sell, assign, transfer and deliver the same to Buyer. Schedule 4.05 sets forth the addresses of the record and beneficial owners of the Company Stock, and the number of shares owned by each Seller. Sellers are the record and beneficial owners of all shares of Company Stock and the transfer thereof from the Sellers to Buyer will vest Buyer with good and marketable title, free and clear of all Encumbrances to all of the issued and outstanding shares of capital stock of Company.

         (b) The Company has reserved 1,800,000 shares of Common Stock for issuance to employees and consultants pursuant to the 1992 Stock Option Plan (the "Plan"), of which 1,555,000 shares are subject to outstanding, unexercised options (the "Options") and 232,882 shares remain available for future grant. The Company has outstanding warrants to purchase 522,070 shares of Series A Preferred Stock (the "Warrants"), and the Company has reserved 522,070 shares of Series A Preferred Stock and 522,070 shares of Series A Common for exercise of the warrants and conversion thereto. Schedule 4.05 sets forth for each outstanding Company Option or Warrant the name of the holder of such Option or Warrant, the domicile address of such holder, the number of shares of Common Stock subject to such Option, the number of Series A Preferred Stock subject to the Warrant, the exercise price of such Option or Warrant and the vesting schedule of such Option or Warrant, including the extent vested to date and whether the exercisability of such Option or Warrant will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. Each Option and Warrant has been duly authorized and validly issued in compliance with all applicable laws. Except for the Company Options and Warrants described in Schedule 4.05, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options and Warrants have been or will be given, or shall have properly waived, any required notice prior to the Closing Date, and all such rights will be validly terminated at or prior to the Closing. Otherwise, there is outstanding no vote, plan, or pending proposal for any redemption of stock of Company or merger or consolidation of Company with or into any other corporation. Except for legends disclosed on Schedule 4.05, no legend or other reference to any purported Encumbrances appears upon any certificate representing shares of Company Stock. The delivery of the certificates to Buyer provided in Section 1.01 of this Agreement and the payment to Sellers provided in Section 1.05 of this Agreement will result in Buyer's immediate acquisition of record and sole beneficial ownership of all the shares of Company Stock and rights to acquire or receive Capital Stock, free and clear of all Encumbrances.

         4.06 Authorization and Binding Obligation. Sellers have the power and authority, and have taken all necessary and proper action to enter into and perform this Agreement and to consummate the actions contemplated hereby. Sellers have agreed among themselves as to the method of allocation of the Closing and Final Purchase Price and authorize Buyer to rely upon the directive of Sellers' Representative pursuant to Section 1.05(b), subject to any adjustment payments pursuant to Section 1.03. This Agreement has been duly authorized, executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers.

         4.07 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article II with respect to governmental consents and in Schedule
4.07 with respect to consents required in connection with the assignment of certain material Contracts, the execution, delivery and performance of this Agreement by Sellers: (a) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (b) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of the Company's articles of incorporation or bylaws (or other charter or organizational documents), or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Company or any Seller is a party or by which the Company or any Seller is bound;
(c) will not either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, agreement, instrument, license or permit to which the Company is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Company Stock or Stations Assets.

         4.08     Government Authorizations.

                  (a) Schedule 4.08 hereto contains a true and complete list of the Stations Licenses and other licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are presently conducted (including, without limitation, auxiliary licenses associated with each Station). Sellers have delivered to Buyer true and complete copies of the Stations Licenses and the other licenses, permits and authorizations listed in Schedule 4.08, including any and all amendments and other modifications thereto.

                  (b) As specified in Schedule 4.08, the Company is the authorized legal holder of the Stations Licenses and other licenses, permits and authorizations listed in Schedule 4.08. None of the Stations Licenses and other licenses, permits and authorizations listed in Schedule 4.08 is subject to any restrictions or conditions which would materially limit the full operation of the Stations as now operated.

                  (c) Except for matters affecting the radio broadcast industry generally, there are no complaints, petitions to deny, informal objections, or adjudication proceedings pending or, to the best of Sellers' knowledge, threatened as of the date hereof before the FCC or any other governmental or regulatory authority relating to the business or operations of the Stations. The Stations Licenses and the other licenses, permits and authorizations listed in Schedule 4.08 are in good standing, are in full force and effect and are unimpaired by any act or omission of the Company or its shareholders, officers, directors or employees. The operations of the Stations are in accordance with the Stations Licenses and the underlying construction permits and the other licenses, permits and authorizations listed in Schedule
4.08. No proceedings are pending or, to the best of Sellers' knowledge, threatened, and to the best of Sellers' knowledge there has not been any act or omission of the Company or any of its officers, directors, shareholders or employees, which reasonably may result in the revocation, modification, non-renewal or suspension of any of the Stations Licenses or the other licenses, permits and authorizations listed in Schedule 4.08, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative sanctions by the FCC or any other governmental or regulatory authority with respect to the Stations Licenses or the other licenses, permits and authorizations listed in Schedule 4.08 or which may affect Buyer's ability to continue to operate the Stations as they are currently operated.

                  (d) Each Station is operating with the maximum facilities specified in the respective Station License.

                  (e) To the best of Sellers' knowledge: (i) none of the Stations is causing objectionable interference to the transmissions of any other broadcast station or communications facility nor has any of the Stations received any complaints with respect thereto; and (ii) no other broadcast station or communications facility is causing objectionable interference to respective transmissions of any Station or the public's reception of such transmissions.

                  (f) Sellers have no reason to believe that the Stations Licenses and the other licenses, permits, or authorizations listed in Schedule
4.08 will not be renewed in their ordinary course.

                  (g) All reports, forms, and statements required to be filed by the Company with the FCC with respect to the Stations since the grant of the last renewals of the Stations Licenses have been filed and are substantially complete and accurate.

                  (h) The operation of the Stations and all of the Stations Assets are in compliance in all respects with ANSI Radiation Standards C95.1 - 1992.

         4.09 Compliance with FCC Regulations. The operation of the Stations and all of the Stations Assets are in compliance in all respects with: (a) all applicable engineering standards required to be met under applicable FCC rules; and (b) all other applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, equal employment opportunity policies of the FCC, and all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration to the extent required to be met under applicable FCC rules and regulations, and to the best of Sellers' knowledge, there are no filed claims to the contrary.

         4.10 Taxes. Except as set forth on Schedule 4.10, the Company has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law to be filed by it. All returns identified on Schedule 4.10 to be filed will be filed and all taxes required to be paid in respect of the periods covered by such returns will be paid prior to the Closing Date. Sellers have delivered to Buyer true and complete copies of all federal, state and local tax returns of the Company as filed for the years ended December 31, 1992, 1993, 1994, and 1995, and prior to the Closing Date will deliver to Buyer true and complete copies of all federal, state and local tax returns of the Company as filed for the year ended December 31, 1996. The Company has duly paid or accrued all taxes required to be paid by it in respect of the periods covered by all such returns, whether or not shown on such returns, and all interest and penalties thereon, whether disputed or not, and the Company has no liability for taxes in excess of the amounts so paid. All of the tax liabilities of the Company for the current year to date and all prior years, whether or not they have become due and payable, have been paid in full or adequately reserved for, and to the extent tax liabilities have accrued but not become payable, they are reflected on the books of the Company or in the Financial Statements. The Company has not requested any extension of time within which to file any tax returns which have not since been filed, and no deficiencies for any tax, assessment or governmental charge have been claimed, proposed or assessed by any taxing authority and there is no basis for any such deficiency or claim. The federal income tax returns of the Company have been examined by the federal tax authorities or closed by applicable statute and satisfied for all periods to and including fiscal year 1992; all deficiencies asserted as a result of such examinations have been paid or finally settled; and no state of facts exists or has existed which might constitute grounds for the assessment of any further tax liability with respect to the periods which have been audited by the federal, state, local or foreign taxing authorities. There are no present disputes as to taxes of any nature payable by the Company which in any event could adversely affect any of the Stations Assets or the operation of the Stations. Except as set forth on Schedule 4.10, the Company has not been advised that any of its tax returns, federal, state, local or foreign, have been or are being audited. The Company does not have as of the date hereof any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever (including without limitation withholding and payroll taxes). As used herein, the term "tax" includes, without limitation, all federal, state, local and foreign income, profits, sales, use, occupancy, excise, added value, employees' income withholding, social security, franchise, property, and all other governmental taxes, license fees and other changes of every kind and description and related governmental charges imposed by the laws and regulations of any governmental jurisdiction, whether such taxes are due or claimed to be due from them by federal, state, local or foreign taxing authorities.

         4.11 Personal Property. Schedule 4.11 hereto contains a list of all material items of tangible personal property owned by the Company and used in the conduct of the business and operations of the Stations. Schedule 4.11 also separately lists any material tangible personal property leased by the Company pursuant to leases included within the Contracts. The Company has good and marketable title to all of the items of tangible personal property which are included in the Stations Assets (other than those subject to lease) and none of such Stations Assets is, or at the Closing will be, subject to any security interest, mortgage, pledge, lease, license, lien, encumbrance, title defect or other charge, except those set forth in the notes to the Financial Statements, for liens for taxes not yet due and payable, and liens or encumbrances described in Schedule 4.11. The properties listed in Schedule 4.11, along with those properties subject to leases which are included among the Contracts, constitute all material tangible personal property necessary to operate the Stations as the same are now being operated. Except as set forth in Schedule 4.11, all items of tangible personal property included in the Stations Assets are in good and technically sound operating condition and repair (ordinary wear and tear excepted), are free from all material defect and damage, are suitable for the purposes for which they are now being used, and have been maintained in a manner consistent with generally accepted standards of good engineering practice.

         4.12     Real Property.

                  (a) Schedule 4.12 hereto contains a complete and accurate list and description of all real property (including without limitation, real property relating to the towers, transmitters, studio sites and offices of the Stations) used by the Company in connection with the operations of the Stations (the "Real Estate") and includes the name of the record title holder(s) thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. The Company has good and marketable title in fee simple to all the Real Estate specified as owned by it in Schedule 4.12, free and clear of all liens, charges, security interests, physical and financial encumbrances, leases, covenants, restrictions, rights of way, easements, encroachments, other matters affecting title, and adverse claims of any kind, direct or indirect, whether accrued, absolute, contingent or otherwise, except for those of the nature set forth in Schedule 4.11 or 4.12. With respect to each of the buildings, structures and appurtenances situated on the Real Estate, the Company has adequate rights of ingress and egress for operation of the business of the Company in the ordinary course. None of the buildings, structures, improvements, or fixtures constructed on the Real Estate, including without limitation towers, guy wires and guy anchors, and ground radials, nor the operation or maintenance thereto, violates any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others. No condemnation proceeding is pending or threatened which would preclude or impair the continued use of any such property by the Company for the purposes for which it is currently used.

                  (b) To the best of Sellers' knowledge, except as described in Schedule 4.12, all buildings, structures, towers, antennae, improvements and fixtures situated on the Real Estate are in good and technically sound operating condition, ordinary wear and tear excepted, have no latent structural, mechanical or other defects of material significance, are reasonably suitable for the purposes for which they are being used, and each has adequate rights of ingress and egress, utility service for water and sewer, telephone, electric and/or gas, and sanitary service for the conduct of the business and operations of the Stations as presently conducted.

         4.13 Contracts. Schedule 4.13 lists all material Contracts to which the Company is a party, or which are binding on the Company, as of the date of this Agreement. On or before August 1, 1997, Sellers shall supplement Schedule
4.13 with a listing of all barter and trade agreements (contracts for the sale of broadcast time or advertising on the Stations in exchange for merchandise or services) involving a barter payable or barter receivable in excess of $1,000 as of the date of this Agreement, specifying for each the amount of the barter payable or barter receivable, whichever is applicable. All of such barter and trade agreements are preemptible for cash sales and none is subject to fixed positions (except for those contracts which provide for the delivery of programming to the Stations in return for barter advertising). Sellers have delivered to Buyer true and complete copies of all written material Contracts and true and complete memoranda of all oral material Contracts, including any and all amendments and other modifications thereto. All of the material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. The Company has complied in all respects with all material Contracts and is not in default beyond any applicable grace periods, and, to the best of Sellers' knowledge, no other contracting party is in default under any of the terms thereof. For purposes of this Agreement, a Contract shall be deemed material if its remaining term is more than one year in length, it involves cash expenditures in excess of $25,000, if it is a capitalized lease, or if its non-existence would adversely affect rights of occupancy or access to leased or owned real estate or building space. Except as designated by the reference to particular Contracts listed on
Schedule 4.13 by a letter in parenthesis which corresponds to the applicable subpart below, the Company is not a party (in its own name or as successor in interest) to any written or oral:

                  (a) contracts or commitments involving employment, profit sharing, pension, bonus, percentage compensation, incentive compensation, deferred compensation, employee benefits, stock options or warrants or employee stock purchase;

                  (b) leases or licenses with respect to any property, real or personal, as lessor, lessee, licensor, or licensee, except leases of personal property with the Company as lessee having a value of less than $5,000 per annum in the aggregate;

                  (c) agreement, contract or commitment for any capital expenditures;

                  (d) agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

                  (e) agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to cooperate with any other person or entity;

                  (f) contract or option for the purchase of any real or personal property other than in the ordinary course of business;

                  (g) letter of credit or guarantee agreement in respect of any indebtedness or obligation of any other person or entity (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

                  (h) contract or commitment to acquire investment securities or to extend credit;

                  (i) agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations or the Company; or

                  (j) any other contract for borrowed money either as borrower or lender.

         4.14 Environmental. Except as set forth in Schedule 4.14, the Company has complied in all material respects with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to each of the Stations and its operations, including but not limited to the FCC's guidelines regarding RF radiation. No hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability, Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., Toxic Substances
Control Act. 15 U.S.C. Sections 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment rule or regulation relating to the environment or the protection of human health ("Environmental Laws"). including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds, CFCs, PCBs, or underground storage tanks, have been released, emitted or discharged (in violation of applicable laws or regulations), or are currently located (in violation of applicable laws and regulations) in, on, under, or about the real property on which the Stations Assets are situated, including without limitation the transmitter sites, or contained in the tangible personal property included in the Stations Assets. The Stations Assets and the Company's use thereof are not in violation in any material respect of any Environmental Laws or any occupational, safety and health or other applicable law now in effect.

         4.15 Intellectual Property. Schedule 4.15 hereto is a true and complete list of all material Intellectual Property applied for, registered or issued to, and owned by the Company or under which the Company is a licensee and which is used in the conduct of the Company's business and operations. Except as set forth on Schedule 4.15, to the best of Sellers' knowledge: (a) the Company's right, title and interest in the Intellectual Property as owner or licensee, as applicable, is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party and, to the extent any of the Intellectual Property is licensed to the Company, such interest is valid and uncontested by the licensor thereof or any third party; (b) all computer software located at the Stations' facilities or used in the Stations' business or operations is properly licensed to the Company, and all of the Company's uses of such computer software are authorized under such licenses; and (c) there are no infringements or unlawful use of such Intellectual Property by the Company in connection with the Company's business or operations.

         4.16 Financial Statements. Sellers have delivered to Buyer copies of the Company's financial statements for the fiscal year ended December 31, 1996 (the "Financial Statement Date"), and for the fiscal years ended on December 31 of each of the years 1992, 1993, 1994 and 1995, and notes thereto, as certified by Coopers & Lybrand, independent public accountants (the "Financial Statements"), all of which are true, complete and correct, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, and which present fairly the financial position and results of operations of the Company as of the dates thereof and for the periods covered thereby. The Financial Statements include:

                  (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of the Financial Statement Date;

                  (b) the related audited consolidated statements of earnings, source and application of funds, shareholders' equity and changes in financial position or cash flows (as the case may be) for the years ended as indicated on each of the Financial Statements; and

                  (c) an unaudited balance sheet of the Company as of April 30, 1997 (the "Interim Financial Statement Date") and the Company's unaudited statement of earnings and source and application of funds for the four-month period then ended (the "Interim Financial Statements").

         In such Financial Statements, the statements of earnings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the Interim Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation. There are no facts known to any of the Sellers or the Company which would alter the information contained in the Financial Statements in any way whatever.

         4.17 Absence of Certain Payments. Neither the Company nor any Seller, director, officer, agent, employee or other person associated with or acting on behalf of the Company, has, directly or indirectly, within the past five years, used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or made or received any payment, whether direct or indirect, to or from any supplier or customer of the Company, for purposes other than the satisfaction of lawful obligations, or established or maintained any unlawful or unrecorded funds, where any of the foregoing would have a material adverse affect on the financial condition, results of operations, business or prospects of the Company.

         4.18 Receivables. All receivables of the Company (including accounts receivable, loans receivable and advances) which are reflected in the Financial Statements, and all such receivables which will have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of the Company's business and shall be (or have been) fully collected when due, or in the case of each account receivable within 120 days after it arose, without resort to litigation and without offset or counterclaim, collectible in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed as a percentage of sales consistent with the Company's prior practices as reflected in the Financial Statements.

         4.19 Liabilities. Except to the extent reflected, reserved against, or noted on the Financial Statements and the Interim Financial Statements, the Company had, as of the Financial Statement Date, no debts, liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, for any period or arising out of any transaction entered into or any set of facts existing prior thereto, whether or not then known due or payable. There exists no basis for the assertion against the Company of any material liability of any nature or in any amount not fully reflected, reserved against, or noted in Financial Statements as of the Financial Statement Date. All deposits, accounts and notes payable, and other liabilities of the Company are current and not in default.

         4.20 Labor Matters. The Company is not a party to any contract or agreement with any labor organization, nor has the Company agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of the Company at the Stations. The Company has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller at the Stations. The Company has not consented to any final decree involving any claim of unfair labor practice and has not been held in any final judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between the Company and any of its employees or any labor union or collective bargaining agent representing or purporting to represent employees of the Company. Since December 31, 1996, there has been no unusual increase in compensation payable by the Company to any of its officers, employees or agents or any bonus payment or similar arrangements made to or with them. The Company has complied in all material respects with all federal and state laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, discrimination in employment practices or benefits, family and medical leave, employment of handicapped or disabled individuals, sexual harassment, equal employment opportunity, employment of protected minorities (including women and persons over 40 years of age), and payment and withholding of taxes.

         4.21 Litigation. Except as set forth in Schedule 4.21, the Company is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Stations or any of the Stations Assets, and there is no litigation, administrative action, arbitration, proceeding or investigation pending or, to the best knowledge of Sellers, threatened against the Company in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Stations Licenses), or before any other tribunal duly authorized to resolve disputes. In particular, but without limiting the generality of the foregoing, there are no complaints, petitions to deny, informal objections, or adjudication proceedings pending or, to the best knowledge of Sellers, threatened before the FCC or any other governmental organization with respect to the business or operations of the Stations.

         4.22 Compliance With Laws. Except as set forth in Schedule 4.22, the Company is not in material violation of, nor have Sellers or the Company received any notice asserting any non-compliance by the Company with, any statute, rule or regulation, whether federal, state or local. The Company is not in default with respect to any judgment, order, injunction or decree of any court administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes which relates to the transactions contemplated hereby. The Company is in compliance in all material respects with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Stations, and its present use of the Stations Assets does not violate any of such laws, regulations or orders.

         4.23     Employee Benefit Plans.

                  (a) Schedule 4.23 contains a true and complete list as of the date of this Agreement of all employee benefit plans applicable to the employees of Seller employed at the Stations, and a brief description thereof. Except as set forth on Schedule 4.23, the Company does not maintain or have any present or future obligation or liability with respect to, any bonus, deferred compensation, pension, profit-sharing, retirement, severance pay, insurance, stock purchase, stock option, welfare benefit, or other fringe benefit plan, arrangement or practice, or any other employee benefit plan, as defined in
Section 3 of the ERISA, whether qualified or unqualified, formal or informal (collectively, the "Plans"). Sellers have delivered to Buyer true and complete copies of: (i) all documents which comprise each of the Plans, including any related trust agreements or insurance contracts (or any other funding instruments), (ii) the most current summary plan description (and any summary of material modifications) for each Plan for which one is required, (iii) the most recent Internal Revenue Service ("IRS") determination letter relating to each Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code) (and none of such Plans has been amended or modified since the date of the latest determination letter relating thereto), (iv) the most recent annual reports (Form 5500 Series) and accompanying schedules filed for each of the Plans for which one is required, and (v) the most recent actuarial report for each of the Plans for which required (which report fairly presents the assets and liabilities of the Plans as of the date thereof). Except as set forth in Schedule 4.23, there have been no material changes in the terms of the Plans, or in the assets or liabilities associated with such Plans, as reflected in the foregoing documents. Each of the Plans has been administered in accordance with its terms, and to the extent applicable, complies with and has been administered in accordance with ERISA and the Code.

                  (b) The Company has not engaged in, and Sellers do not have knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA, or any "prohibited transaction" as defined in Section 4975(c)(1) of the Code for which no exemption exists under Section 4975(c)(2) or (d) of the Code, with respect to any Plan.

                  (c) Neither the Company nor any corporation or other trade or business under common control with the Company (as determined under Section 414(b), (c), or (m) of the Code) has taken any action, and Sellers do not have any knowledge of any action or event that could cause the Company to incur liability under Title IV of ERISA.

                  (d) The Company has never been and is not now a party to, nor is Company bound by and required to contribute to, a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

                  (e) The Company has no obligation to provide health benefits to former employees of the Company, except as specifically required by law.

                  (f)      The Company has complied with all requirements of
Part 6 of Title I, Subtitle B of ERISA regarding continuation coverage for group health plans.

                  (g) To Sellers' knowledge, there is no pending or threatened claim which alleges any violations of ERISA or any other law, nor any basis for such a claim by any person, against the Company arising out of Company's maintenance of any Plan.

         4.24 Conduct of Business in Ordinary Course: Adverse Change; Budget. Except as disclosed in the Financial Statements with respect to the Company's refinancing arrangement with Michigan National Bank, since December 31, 1996: (a) the Company has conducted the business of the Stations only in the ordinary course consistent with past practices; (b) there has not been any material adverse change in the business, assets, properties, prospects or condition (financial or otherwise) of the Company or the Stations, or any damage, destruction, or loss affecting any of the Stations Assets; (c) the Company has not created, assumed, or suffered any mortgage, pledge, lien or encumbrance on any of the Stations Assets, and (d) the Company has not disposed or agreed to dispose of any of its assets or properties other than in the ordinary course of business. The Consolidated 1997 Park Lane Budget (Attachment C-1 to the Time Brokerage Agreement) was prepared based upon assumptions which were reasonable and justifiable at the time of its preparation and, after taking into account actual conditions known to Sellers to, and as of, the date of this Agreement and adjustment for the effect of the deferral of certain budgeted capital expenditures which have not been completed as of the date of this Agreement and which previously have been disclosed to Buyer, continue to be reasonable as of the date of this Agreement.

         4.25 Instruments of Conveyance; Good Title. The instruments to be executed by Sellers and delivered to Buyer at the Closing, conveying the Company Stock to Buyer, will transfer good and marketable title to the Company Stock free and clear of all liabilities (absolute or contingent), security interests, mortgages, pledges, liens, obligations and encumbrances of any nature.

         4.26 Insurance. All of the real and tangible personal property and other assets of the Company which are of an insurable character are insured by financially sound and responsible insurance companies against fire and other risks usually insured against by persons operating similar businesses. A true and complete list showing all policies of insurance maintained by the Company, including types of coverage, policy expiration dates, and policy limits, is set forth in

Schedule 4.26 hereto. There has been no change in the information set forth in such Schedule since the delivery thereof to Buyer. If any of the Company's property is damaged or destroyed prior to Closing, the proceeds of the insurance therefor will be sufficient to replace, restore or repair the same to its former condition and utility, except for applicable deductible amounts. The Company will maintain the insurance set forth in Schedule 4.26 in full force and effect until Closing.

         4.27 Transactions with Certain Persons. The Company does not owe any amount to, or have any contract with or commitment to, any Seller, any of the Company's directors, officers, employees or consultants (other than compensation which may be paid to those key employees identified by an asterisk on Schedule 4.04 which will be paid in full prior to Closing or treated as a Liability at Closing, compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to the Company. No part of the property or assets of any Seller, or any affiliate of any Seller within the meaning of the federal securities laws, is used by the Company.

         4.28 Full Disclosure. No representation or warranty made by Sellers contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Sellers pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading. Sellers are not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.


                                  * * * * * * *


         Whenever in this Article IV a warranty or representation is qualified by a word or phrase referring to Sellers' knowledge or awareness, it shall mean to the actual knowledge of James H. Levy, the Company's corporate engineer, and/or the Company's chief financial officer, after they have made due inquiry of the employees, representatives and agents of the Company who would be expected to have knowledge of the matter, and with respect to the condition of any Stations Assets, records or other object, after they have inspected it.


                                    ARTICLE V

                               Covenants of Buyer


         5.01 Notification. Buyer will provide Sellers prompt written notice of any change in any of the information contained in the representations and warranties made in Article III. Buyer shall also notify Sellers of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby.

         5.02 No Inconsistent Action. Buyer shall not take any action which is materially inconsistent with its obligations under this Agreement or take any action which would cause any representation or warranty of Buyer contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE VI

                              Covenants of Sellers


         Sellers covenant and agree with respect to the Company and the Stations that, between the date hereof and the Closing Date or the earlier termination of this Agreement in accordance with its terms, except as expressly permitted by this Agreement or with the prior written consent of Buyer, Sellers shall, and cause the Company to, act in accordance with the following:

         6.01 Conduct of Business. Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, the Company shall conduct the business and operations of the Stations only in the ordinary and prudent course of business consistent with past practice and with the intent of maintaining the condition of the Stations Assets and preserving the ongoing operations and assets of the Stations, including but not limited to maintaining the independent identity of the Stations, retaining the current format and programming (including the content thereof) of the Stations, continuing at historical levels and frequencies spending for promotions, advertising, and survey testing, and using its reasonable best efforts to retain at the Stations the services of the key employees, consultants and agents of the Stations.

         6.02 Compliance with Laws. The Company shall operate the Stations in all respects in accordance with FCC rules and regulations and the Stations Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Stations Licenses or other licenses, permits or authorizations listed in Schedule 4.08 to expire, be surrendered, adversely modified, or otherwise terminated, or cause the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Stations Licenses, or fail to prosecute with due diligence any pending applications to the FCC. Should any fact relating to the Company or Sellers which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Sellers' attention, Sellers will promptly notify Buyer thereof and will use their reasonable best efforts to take such steps as may be necessary to remove any such impediment to the FCC's consent to the transactions contemplated by this Agreement.

         6.03 Station Operations. Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement (which provisions shall control over any inconsistent provision in this Section 6.03) and except for changes or actions in the ordinary course of business consistent with past practices, the Company shall not: (a) sell broadcast time on a prepaid basis (other than in the course of existing credit practices); (b) except as required by the applicable law or written agreements currently in effect, grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Company (provided that no such increases to any employee shall in the aggregate exceed 6% of such employee's compensation as set forth on Schedule 4.04 hereto), (c) except as required by written agreements currently in effect, grant or agree to grant any specific bonus or increase in compensation to any executive management employee of the Company (provided that no such increases to any employee shall in the aggregate exceed 6% of such employee's compensation as set forth on Schedule 4.04 hereto);
(d) provide for any new pension, retirement or other employment benefits for employees of the Company or any increases in any existing benefits, (e) modify, change or terminate any Contract; or (f) change the advertising rates in effect as of the date hereof.

         6.04 Access. The Company shall give or cause the Stations to give Buyer and Buyer's counsel, accountants, engineers and other representatives, at Buyer's reasonable request and upon reasonable notice, full and reasonable access during normal business hours to all of the Company's personnel, properties, books, Contracts, reports and records (including, without limitation, financial information and environmental audits in existence with respect to the Stations Assets), Real Estate, and buildings and equipment, and to furnish Buyer with information and copies of all documents and agreements relating to the Stations and the operation thereof (including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Company or the Stations) that Buyer may reasonably request. The rights of Buyer under this Section 6.04 shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

         6.05 Consents. Each Seller shall give all consents and take all other actions, and Sellers shall use their reasonable best efforts to obtain any third party consents, necessary for the transfer of the Company Stock, the compliance by the Company with Section 6.11, or the assignment of any Contract.

         6.06 Notification. Sellers will provide Buyer prompt written notice of any change in any of the information contained in the representations and warranties made in Article IV or any Schedule. Sellers agree to notify Buyer of any litigation, arbitration or administrative proceeding pending or, to the best of their knowledge, threatened, which challenges the transactions contemplated hereby. Sellers shall promptly notify Buyer if any of the normal broadcast transmissions of any Station are interrupted, interfered with or in any way impaired, and shall provide Buyer with prompt written notice of the problem and the measures being taken to correct such problem. If such Station is not restored so that operation is resumed to full licensed power and antenna height within five (5) days of such event, or if more than five (5) such events occur within any thirty (30) day period, or if any of the Stations shall be off the air for more than ninety-six (96) consecutive hours, then Buyer shall have the right to terminate this Agreement.

         6.07 No Inconsistent Action. Sellers shall not take any action which is materially inconsistent with their obligations under this Agreement nor take any action which would cause any representation or warranty of Sellers contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement

         6.08 Closing. Subject to Article IX hereof, on the Closing Date, Sellers shall transfer, convey, assign and deliver to Buyer the Company Stock as provided in Article I of this Agreement.

         6.09 Negative Covenants. Except as otherwise specifically contemplated by this Agreement and subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, until the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, neither Sellers nor the Company shall: (a) waive or release any right relating to the business or operations of the Stations, except for adjustments or settlements made in the ordinary course of business consistent with past practices; (b) transfer or grant any rights under any of the Stations Licenses;
(c) enter into any commitment for capital expenditures; (d) subject to Buyer's time brokering of the Station pursuant to the Time Brokerage Agreement, introduce any material changes in the broadcast hours or in the format of the Stations or any other material change in the Stations' programming policies; (e) change the call letters of any Station; (f) dispose of, sell or encumber, or agree to dispose of, sell or encumber, any of the Stations Assets, except in the ordinary course of business, or any shares of Company Stock except as contemplated hereby; (g) suffer or permit the creation of any lien, mortgage, pledge, encumbrance or charge of any kind on the Company Stock or Stations Assets except as specifically referred to on Schedules 4.11 or 4.12 hereto, except liens for taxes not yet due and payable; (h) fail to repair, maintain or replace the Company's transmitting, studio and other technical equipment or fail to maintain reasonable and customary inventory of equipment, supplies and other tangible personal property used or useful in the operation of the Stations; (i) enter into, extend or renew any trade deals or sales of broadcast time on the Stations except as same are approved by Buyer and except for time sales for cash at the Stations prevailing rates; (j) assume, guarantee, endorse or otherwise become responsible for the indebtedness of any other person, firm or corporation except endorsement of negotiable instruments in the ordinary course of collection; (k) incur any indebtedness for borrowed money, or make any loans except in the ordinary course of business, or make any advances; (l) issue, sell, or contract to sell any of its securities or sell, contract to sell or grant any right or option to purchase or otherwise acquire, directly or indirectly, any securities, or redeem, purchase or otherwise acquire any outstanding shares of capital stock; (m) change, amend or modify the Articles of Incorporation or By-Laws of the company; (n) allow to occur or exist any event of default by the Company under any contract, agreement, arrangement, license, permit, commitment or understanding, which event of default would have a material adverse affect upon the business, operations or financial position of the Company; or (o) enter into any transaction or make or enter into any contract or commitment with respect to either of the Stations or the Stations Assets which involves an expenditure after the Closing Date of in excess of $25,000.00 or otherwise by reason of its size or otherwise is not in the ordinary course of business consistent with past practices.

         6.10 Exclusivity. Sellers agree that, commencing on the date hereof through the Closing or earlier termination of this Agreement, Buyer shall have the exclusive right to consummate the transactions contemplated herein, and during such exclusive period, Sellers agree that neither Sellers, nor any director, officer, employee or other representative of Sellers: (a) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Company Stock or Stations Assets (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an "Acquisition"); (b) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (c) will continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Acquisition and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by them in this Section 6.10. Notwithstanding the foregoing, in the event that Buyer defaults in any material respect in the observance or in the due and timely performance of any of its covenant or agreements herein contained and such default shall not be cured within fifteen (15) business days of notice of default served by Sellers, Sellers' obligations under this Section 6.10 shall be null and void.

         6.11 Elimination of Derivative Securities. The Company shall redeem, cancel, terminate, retire, or otherwise eliminate all Company Options and Warrants as of the Closing Date and effective prior to Closing.

         6.12 Schedule 4.11 Supplement. On or before August 15, 1997, the Company shall deliver to Buyer a supplement to Schedule 4.11 providing (i) a list of all motor vehicles leased and (ii) individual asset detail for the items listed on Schedule 4.11 regarding date of acquisition, date placed in service, book basis, tax basis, accumulated tax depreciation, accumulated book depreciation, life for book and tax, and depreciation method for book and tax for each asset (or group of assets as Buyer may agree).


                                   ARTICLE VII

                                 Joint Covenants


         Buyer and Sellers covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:


         7.01 Confidentiality. Subject to the requirements of applicable law, Buyer and Sellers shall each keep confidential all information obtained by them in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party. Notwithstanding anything to the contrary herein, either party may in accordance with its legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, the NASDAQ National Market and other similar regulatory bodies, make such press releases and other public statements and announcements as it deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby; provided, however, that prior to making any such unilateral press release or announcement, such party shall first communicate the same in writing to the other.

         7.02 Cooperation. Subject to express limitations contained elsewhere herein, Buyer and Sellers agree to cooperate fully in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the satisfaction of any condition to closing set forth herein.

         7.3 Control of Stations. Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to the Closing. Such operations, including complete control and supervision of all Station programs, employees and policies, shall be the sole responsibility of Sellers and the Company.


                                  ARTICLE VIII

                         Conditions of Closing by Buyer


         The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         8.01     Representations, Warranties and Covenants.

                  (a) All representations and warranties of Sellers made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes
(a) expressly permitted or contemplated by the terms of this Agreement, (b) caused by the acts of Buyer during the term of the Time Brokerage Agreement, or
(c) in the ordinary course of business which are not, either in individually or in the aggregate, material and adverse.

                  (b) All of the terms, covenants, agreements, and conditions to be complied with and performed by Seller or the Company on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  (c) Buyer shall have received a certificate, dated as of the Closing Date, from the Company, executed by the President of the Company to the effect that: (a) except for changes occurring as a result of Buyer's actions under the Time Brokerage Agreement, the representations and warranties of Seller contained in this Agreement as they pertain to the Company are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Sellers and the Company have complied with or performed in all material respects all terms, covenants, agreements, and conditions to be complied with or performed by them on or prior to the Closing Date.

         8.02 Governmental Consents. The FCC Consent shall have been obtained and, subject to the provisions of Section 1.06 hereof, shall have become a Final Order.

         8.03 Governmental Authorizations. The Company shall be the holder of the Stations Licenses and all other licenses, permits and other authorizations listed in Schedule 4.08, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on any of the Stations or the operations thereof. No proceeding shall be pending which seeks, or the effect of which reasonably could be, to revoke, cancel, fail to renew, suspend or adversely modify any of the Stations Licenses or any other licenses, permits or other authorizations listed in Schedule 4.08.

         8.04 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; or (e) is a petition of bankruptcy by or against the Company, an assignment by the Company for the benefit of its creditors, or other similar proceeding.

         8.05 Third-Party Consents. All material Contracts shall be in full force and effect on the Closing Date, and Seller shall have obtained and shall have delivered to Buyer all appropriate third-party consents in form and substance acceptable to Buyer (including estoppel certificates reasonably requested by Buyer) in connection with any material Contracts, compliance with requirements of Buyer's senior lender, or the transfer of the Company Stock to Buyer.

         8.06 Closing Documents. Sellers shall have delivered or caused to be delivered to Buyer, on the Closing Date, all stock powers, endorsements, assignments and other instruments of conveyance reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of, and release of all claims to dividends or other distributions, whether declared or undeclared, on the Company Stock to Buyer, including, without limitation, each of the documents required to be delivered by them pursuant to
Article XI.

         8.07 Time Brokerage Agreement Compliance. The Time Brokerage Agreement shall not have been terminated by Buyer as permitted by the Time Brokerage Agreement as a result of the Company's material noncompliance with its obligations under the Time Brokerage Agreement.

         8.08 No Adverse Change. No material adverse change in condition or, status of the Company or the Stations Assets, which change is not caused by or does not arise out of, any breach by Buyer of any of its representations, warranties, covenants or agreements hereunder or under the Time Brokerage Agreement, shall have occurred since April 30, 1997, be threatened or be reasonably likely to occur. Any adverse change in the condition of the Company due to material changes in competitive conditions, material changes in market economics, changes in operating or financial performance, changes in ratings, or changes in market values for radio stations generally shall not constitute a "material adverse change" as used in this Section 8.08.

         8.09 Satisfactory Investigation of Station Facilities. Buyer shall have conducted such examination and investigation of the Real Estate, studios, transmitter facilities, and other Stations Assets and personnel on matters covered by or generally within the scope of Sellers' warranties and representations as Buyer deems advisable or appropriate pursuant to Section 6.04 and shall have determined that the findings and results of such examination and investigation are satisfactory in its sole discretion. If Buyer does not advise Sellers' Representative in writing within twenty-one (21) days after the date of this Agreement of any unsatisfactory findings or results, this condition shall be deemed waived. If Buyer does advise Sellers' Representative of any unsatisfactory findings or results, and such are capable of being cured by Sellers to Buyer's reasonable satisfaction, Sellers shall have the right to cure the same to Buyer's reasonable satisfaction prior to a Final Order.

         8.10 Company Options and Warrants. Sellers shall have delivered or caused to be delivered to Buyer, within twenty-one (21) days after the date of this Agreement, binding written agreements, in form and substance acceptable to Buyer, from all persons and entities who are not parties to this Agreement but who, because of outstanding Company Options and Warrants or otherwise, have the right to acquire Capital Stock to the effect that such persons and entities will be bound to the terms of this Agreement as if having been an original signatory hereto as a Seller and on the Closing Date will sell, transfer and convey to Buyer in accordance with the terms of this Agreement all Company Stock owned by them on the Closing Date, including all rights to acquire Capital Stock.

         8.11 Environmental Studies. Buyer shall have obtained updated Phase I environmental assessment reports on the Real Property confirming the representations and warranties of Sellers on environmental matters and the absence of any material adverse change from the content of the reports which have been provided to Buyer by the Company; provided, however, if Buyer elects not to obtain such environmental reports, Buyer shall be deemed to have waived the condition of Closing contained in this Section 8.11.

                                   ARTICLE IX

                        Conditions of Closing by Sellers


         The obligations of Sellers hereunder are, at their option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         9.01     Representations, Warranties and Covenants.

                  (a) All representations and warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  (b) All the terms, covenants, agreements, and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  (c) Seller shall have received a certificate, dated as of the Closing Date, executed by the President of Buyer, to the effect that: (i) the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (ii) Buyer has complied with or performed in all material respects all terms, covenants, agreements and conditions to be complied with or performed by it on or prior to the Closing Date.

         9.02 Governmental Consents. The FCC Consent shall have been obtained and, subject to the provisions of Section 1.06 hereof, shall have become a Final Order.

         9.03 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no other decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; or (d) seeks material damages on account of the consummation of any transaction contemplated hereby.

         9.04 Closing Documents. Buyer shall have delivered or caused to be delivered to Seller, on the Closing Date, the Purchase Price and each of the documents required to be delivered by it pursuant to Article XI.

                                    ARTICLE X

                        Transfer Taxes: Fees and Expenses


         10.01 Expenses. Except as set forth in Section 10.02 hereof or otherwise expressly set forth in this Agreement, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement including, but not limited to, the costs and expenses incurred pursuant to Article II hereof and the fees and disbursements of counsel and other advisors.

         10.02 Specific Charges. All costs of transferring the Company Stock in accordance with this Agreement, including any income, transfer and documentary taxes and fees, shall be paid by Seller. Any filing or grant fees imposed by any governmental authority, the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby, shall be shared equally by Buyer on the one hand and Sellers on the other.


                                   ARTICLE XI

                      Documents To Be Delivered At Closing


         11.01 Seller's Documents. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

                  (a) Resignation of all directors and officers of the Company effective on the Closing Date;

                  (b) A certificate of the Company, dated the Closing Date, in the form described in Section 8.01(c);

                  (c)      Governmental certificates showing that the Company:
(i) is duly incorporated and in good standing in the state of its incorporation; and (ii) has filed all returns, paid all taxes due thereon and is currently subject to no assessment and is in good standing as a foreign corporation in each state where such qualification is necessary, each certified as of a date not more than thirty (30) days before the Closing Date;

                  (d) Such certificates, stock powers (executed in blank with signatures guaranteed), assignments, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer), and lien releases, if any, all in form satisfactory to Buyer and Buyer's counsel, as shall be effective to vest in Buyer title in and to the Company Stock, free, clear and unencumbered in accordance with the terms of this Agreement.

                  (e)      The Indemnification Escrow Agreement;

                  (f) The Consulting and Non-Competition Agreement signed by James H. Levy referred to in Section 14.14;

                  (g) A written opinion of Wilson Sonsini Goodrich & Rosati, counsel for the Sellers in the form of Exhibit C, dated as of the Closing Date;

                  (h) A written opinion of the Company's FCC counsel in form and substance reasonably satisfactory to Buyer covering the matters set forth on Exhibit D, dated as of the Closing Date;

                  (i) Updating title insurance endorsements on all title insurance policies on the Real Property held by the Company in form and substance reasonably satisfactory to Buyer; and

                  (j) Such additional information, materials, agreements, documents and instruments as Buyer, its counsel, or its senior lender may reasonably request in order to consummate the Closing.

         11.02 Buyer's Documents. At the Closing, Buyer shall deliver or cause to be delivered

                  (a) Certified resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  (b) A certificate of Buyer, dated the Closing Date, in the form described in Section 9.01(c);

                  (c)      The Indemnification Escrow Agreement;

                  (d) A written opinion of Buyer's counsel in the form of Exhibit E, dated as of the Closing Date;

                  (e) The Purchase Price in accordance with Section 1.05 hereof; and

                  (f) The Consulting and Non-Competition Agreement signed by Buyer referred to in Section 14.14.

                  (g) Such additional information, materials, agreements, documents and instruments as Seller and its counsel may reasonably request in order to consummate the Closing.

                                   ARTICLE XII

                         Survival; Indemnification: Etc.


         12.01 Survival of Representations, Etc. It is the express intention and agreement of the parties to this Agreement that all covenants in Articles V, VI, and VII ("Covenants") and all representations and warranties (together, "Warranties") made by Buyer and Sellers in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyer or Sellers) as follows:

                  (a) The Covenants in Sections 6.08, 6.11, 7.01 and 7.02 and any other agreements not specifically addressed in this Section 12.01 shall survive the Closing for a period from the Closing Date equal to the statute of limitations for written contracts in California.

                  (b)      The Warranties in Sections 3.02, 4.01, 4.02, 4.05,
4.06 shall survive the Closing without limitation.

                  (c) The Warranties in Section 4.10 or otherwise relating to the federal, state, local or foreign tax obligations of Seller and in Section
4.14 shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

                  (d) All other Covenants and Warranties shall survive until June 30, 1999 or until thirty (30) days after such time as Buyer's outside public accounting firm has released its annual audit of the financial statements applicable to the Stations for the period ending December 31, 1998, whichever is earlier.

                  (e) The right of any party to recover Damages (as defined in Section 12.02(a))pursuant to Section 12.02 shall not be affected by the expiration of any Covenants or Warranties as set forth herein, provided that notice of the existence of any damages (but not necessarily the fixed amount of any such damages) has been given by the indemnified party to the indemnifying party prior to such expiration. The survival of a Covenant shall not extend the period to which the Covenant applies, but merely establishes the time by which notice of a claim of breach may be given.

                  (f) All claims for monetary damages in connection with this Agreement and the transactions contemplated hereby shall be brought pursuant to, and subject to the limitations of, this Article XII, and no such claim may be brought except pursuant to, and subject to the limitations of, this
Article XII.

                  (g) Notwithstanding any provision hereof to the contrary, there shall be no contractual time limit in which Buyer or Sellers may bring any action for actual fraud (a "Fraud Action'), regardless of whether such actual fraud also included a breach of any Covenant or

Warranty; provided, however, that any Fraud Action must be brought within the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

         12.02    Indemnification.

                  (a) Sellers shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ('Damages') incurred by Buyer arising out of or related to: (i) any breach of the Warranties given or made by Sellers in this Agreement; (ii) any breach of the Covenants or other agreements made by Sellers in the Agreement; (iii) Liabilities of the Company incurred as a result of the operation of the Company and Stations for the period ended on the day preceding the Closing Date which are known at the time of the preparation of the Closing Report but not reflected in the Closing Report (subject, however, to the limitation that the amount of indemnification owed under this clause (iii) in respect of such Liability shall be limited to the amount of any reserve which was or should have been, under generally-accepted accounting principles, established for such Liability in the Closing Report but which was not reflected in the Closing Report, and any amount in excess of any such reserve (whether or not so established) shall be indemnified against under clause (i) of this first paragraph of Section 12.02(a), subject to any limitations thereon); and (iv) income taxes of the Company for the period ended on the day prior to the Closing Date.

         Notwithstanding the foregoing provisions of this Section 12.02(a), Sellers shall have no obligation to defend, indemnify and hold harmless Buyer for Damages arising out of any matter described in clause (a)(i) of the immediately preceding paragraph unless the aggregate Damages on account thereof exceed $37,500, the maximum liability of Sellers hereunder for Damages arising out of any matter described in said clause (a)(i) shall be $2,000,000, and the maximum liability of Sellers hereunder for Damages arising out of any matter described in clauses (a)(i), (a)(ii), (a)(iii), and (a)(iv) shall be equal to the Final Purchase Price.

                  (b) Buyer shall defend, indemnify and hold harmless Sellers from and against any and all Damages incurred by Sellers arising out of or related to: (i) any breach of the Covenants, other agreements, and Warranties given or made by Buyer in this Agreement; (ii) all federal, state and local tax liabilities of the Company arising on and after the Closing Date; and (iii) any loss or damage arising out of any Liability of Company incurred or the result of the operation of the Company and Stations on and after the Closing Date or which have been included in the Closing Report and as to which Buyer has received an adjustment of the Purchase Price in its favor hereunder in accordance with
Section 1.03.

                  (c) Procedures: Third Party and Direct Indemnification Claims. The indemnified party agrees to give written notice within a reasonable time to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party, providing a description of the nature and amount of the claim (hereinafter collectively 'Claims," and individually a "Claim'), it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The parties agree that any claim for Damages arising directly between the parties relating to this Agreement may be brought at any time within the applicable survival period specified in Section 12.01, and that the only notice required with respect thereto shall be as specified in Section 12.01(c). Sellers and Buyer each irrevocably submits to the nonexclusive jurisdiction of any state or federal court sitting in San Francisco, California over any suit, action or proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Seller hereby irrevocably designates and appoints Sellers' Representative as its agent for service of process and agrees that service of process on Sellers' Representative in any such action shall be effective service upon each Seller, the need for direct service of process on each Seller being hereby waived.

         The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to this Section 12.02 resulting from any Claim shall be subject to the following additional terms and conditions:

                           (i)      The indemnifying party shall have the right
to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                           (ii)     In the event that the indemnifying party
shall elect not to undertake such defense or opposition, or within ten (10) days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereto).

                  (d) Anything this Section 12.02 to the contrary notwithstanding: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (ii) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim, and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party, and their respective counsel or other representatives, shall cooperate in good faith with respect to such Claim.

                  (e) No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

                  (f) Notwithstanding any other provision hereof to the contrary, the satisfaction of Claims complying with the terms and conditions in this Section 12.02 shall be apportioned among the Sellers as follows:

                           (i)      Any and all Claims shall first be satisfied
from the $2,000,000 deposited with the Escrow Agent ("Escrow Fund") under the terms of the Indemnification Escrow Agreement; provided, however, Claims satisfied from the Escrow Fund shall be allocated among each of the Sellers holding Common Stock of the Company (each, a "Common Stock Seller") according to each Common Stock Seller's "Common Stock Pro Rata Share." As used herein, a Seller's "Common Stock Pro Rata Share" shall mean the percentage set forth in the column designated "Column 1" on Schedule 12.02(f) to this Agreement.

                           (ii)     If the aggregate amount of Claims (the
"Excess Claim Amount") exceeds the Escrow Fund, the Excess Claim Amount shall be satisfied in the following order:

                                    (A)      First from the portion of the Final
Purchase Price in excess of the Escrow Fund allocated to the Common Stock Sellers according to each Common Stock Sellers' Common Stock Pro Rata Percentage.

                                    (B)      Second from the portion of the
Final Purchase Price allocated to the Sellers holding Series A Preferred Stock of the Company (each, a "Series A Seller") according to each Series A Seller's "Series A Pro Rata Share." As used herein, a Series A Seller's "Series A Pro Rata Share" shall mean the percentage set forth in the column designated "Column 2" on Schedule 12.02(f) to this Agreement.

                                    (C)      Third from the portion of the Final
Purchase Price allocated to the Sellers holding Series C Preferred Stock of the Company (each, a "Series C Seller") according to each Series C Seller's "Series C Pro Rata Share." As used herein, a Series C Seller's "Series C Pro Rata Share" shall mean the percentage set forth in the column designated "Column 3" on
Schedule 12.02(f) to this Agreement.

                                    (D)      Last from the portion of the Final
Purchase Price allocated to the Sellers holding Series B Preferred Stock of the Company (each, a "Series B Seller") according to each Series B Seller's "Series B Pro Rata Share." As used herein, a Series B Seller's "Series B Pro Rata Shares" shall mean the percentage set forth in the column designated "Column 4" on Schedule 12.02(f) to this Agreement.

                           (iii)    Notwithstanding the foregoing, if the
indemnification obligation of any Seller shall not be able to be collected from such Seller (an "Uncollectible Seller") by Buyer, after good-faith, diligent and reasonable best efforts to do so (not to include having to proceed against any Seller in any other proceeding or jurisdiction in or for foreclosure, attachment, garnishment, bankruptcy or other similar type procedures), then the amount which is so uncollectible shall be treated as an additional Claim payable under this Section 12.02(f), apportioned among the Sellers other than such Uncollectible Seller in accordance with Section 12.02(f)(ii).

                           (iv)     No Seller shall be required to satisfy any
amount of any Claim in excess of the aggregate of such Seller's pro rata share of the Final Purchase Price.

                           (v)      Notwithstanding the foregoing provisions of
this Article XII (including without limitation Section 12.02(f)(iv) thereof), if a Seller shall have taken any action or failed to act as a result of which there shall have occurred the violation of a representation, warranty, covenant or other agreement applicable to such Seller in his, her or its individual capacity, then as among Sellers such Seller shall indemnify and hold harmless the other Sellers from any Claim with respect thereto unless such Claim is based upon a breach attributed to the paragraph regarding "knowledge" which follows
Section 4.28.


                                  ARTICLE XIII

                               Termination Rights


         13.01 Termination. This Agreement may be terminated at any time prior to Closing as follows:

                  (a) Upon the mutual written consent of Buyer and Sellers' Representative, this Agreement may be terminated on such terms and conditions as so agreed; or

                  (b) By written notice of Buyer to Sellers if Sellers' breach in any material respect any of their representations or warranties or default in any material respect in the observance or in the due and timely performance of any of their covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer; or

                  (c) By written notice of Sellers' Representative to Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Sellers' Representative; or

                  (d) By written notice of either party if any condition to the obligation to perform this Agreement of the party seeking to terminate has not been satisfied or complied with by the Closing Date or the date specified herein for such satisfaction or compliance, and such inaccuracy, failure of performance or non-satisfaction of or compliance with a condition, if capable of being cured, has not been cured within thirty (30) days after written demand therefor, or has not been waived by the party seeking to terminate this Agreement; or

                  (e) By written notice of Buyer to Sellers if the FCC denies the FCC Application; and by written notice of Sellers' Representative to Buyer if the FCC denies the FCC Application under circumstances in which Sellers are not entitled to delivery of the Letter of Credit; or

                  (f) By written notice of Buyer to Sellers, or by Sellers' Representative to Buyer, if any court of competent jurisdiction shall have issued an order, decree or ruling (which then remains in effect) or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or by Buyer, if any court, legislative body or governmental or regulatory authority has taken, or is reasonably expected to take, action that would prohibit the consummation of the transactions contemplated hereby in accordance with the terms of the this Agreement, as determined by Buyer in its sole discretion reasonably exercised; or

                  (g) By written notice of Buyer to Sellers, or by Sellers' Representative to Buyer, if the Closing shall not have been consummated on or before March 31, 1998; or

                  (h) By written notice of Buyer to Sellers if it shall become apparent in the judgment of Buyer and Sellers' Representative reasonably exercised that any condition to Buyer's obligation to close as set forth in
Article VIII hereof will not be satisfied on or before March 31, 1998; or

                  (i) By written notice of Buyer to Sellers under the conditions set forth in Sections 6.06 or 14.13 hereof; or

                  (j) By written notice of Buyer to Sellers in the event Buyer has terminated the Time Brokerage Agreement pursuant to Section 17 thereof; or

                  (k) By written notice of Buyer to Sellers, or by Sellers' Representative to Buyer, in the event of (i) a termination of the Time Brokerage Agreement by the notifying party pursuant to Sections 16.3 or (ii) a termination of the Time Brokerage Agreement pursuant to Section 19 thereof if such termination of the Time Brokerage Agreement has a material adverse effect on such party's ability to complete the transactions contemplated hereunder.

         Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement. If this Agreement is terminated, Buyer shall not, except as contemplated by the Time Brokerage Agreement, solicit or attempt to employ any person who is an officer or employee of the Company or its affiliates or Subsidiaries as of the date of this Agreement for a period of six (6) months after the effective date of such termination.

         13.02 Liability. Except as set forth in Section 13.04 below, the termination of this Agreement under Section 13.01 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

         13.03 Monetary Damages, Specific Performance and Other Remedies. The parties recognize that if Sellers refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, including but not limited to monetary damages (which would include at least the Cash Deposit), that may be available to it. If any action is brought by Buyer to enforce this Agreement, Sellers shall waive the defense that there is an adequate remedy at law. In the event of a default by Sellers, which results in the filing of a lawsuit for damages, specific performance, or other remedy, the prevailing party in such action shall be entitled to reimbursement by the other of reasonable legal fees and expenses incurred by the prevailing party.

         13.04 Sellers' Liquidated Damages. As more fully described in the Deposit Escrow Agreement, in the event this Agreement is terminated because of Buyer's material breach of this Agreement, and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can readily be satisfied by Closing), then the Letter of Credit shall be delivered to Sellers, and the proceeds from a draw on the Letter of Credit shall constitute liquidated damages. It is understood and agreed that such liquidated damages amount represents Buyer's and Sellers' reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages shall be the sole and exclusive remedy of Sellers against Buyer for failing to consummate this Agreement as a result of Buyer's material breach hereof, and shall be applicable regardless of the actual amount of damages sustained and all other remedies are deemed waived by Sellers.


                                   ARTICLE XIV

                            Miscellaneous Provisions


         14.01 Brokerage. Sellers and Buyer represent and warrant to the other that no broker or finder other than Star Media, whose commission shall be paid by Sellers, was employed, appointed or authorized by either of them in connection with the transactions contemplated by this Agreement. Buyer and Sellers hereby indemnify and hold each other harmless from and against any and all other liabilities with respect thereto.

         14.02 Certain Interpretive Matters and Definitions. Unless the context otherwise requires: (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; and (f) all references to "$" or dollar amounts will be to lawful currency of the United States of America.

         14.03 Further Assurances. After the Closing, Sellers shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order more effectively to consummate the transactions contemplated hereby to vest in Buyer good title to the Company Stock being transferred hereunder in accordance with the terms hereof, and Buyer shall from time to time, at the request of and without further cost or expense to Sellers, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively consummate the transaction contemplated hereby for the benefit of Sellers.

         14.04 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective, heirs, executors, administrators, successors and permitted assigns. Sellers may not voluntarily or involuntarily assign their interest under this Agreement without the prior written consent of Buyer. Buyer shall have the right to assign and/or delegate all or any portion of its rights and obligations under this Agreement, including without limitation assignments as collateral, provided that no such assignment and/or delegation shall relieve Buyer of its obligations hereunder in the event that its assignee fails to perform the obligations delegated. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto. In the event Buyer finds it necessary or is required to provide to a third party a collateral assignment of the Buyer's interest in this Agreement and/or any related documents, Seller shall cooperate with the Buyer and any third party requesting such assignment including but not limited to signing or delivering a consent and acknowledgment of such assignment.

         14.05 Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         14.06 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         14.07 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to the choice of law provisions thereof.

         14.08 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch) and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Sellers, by notifying Buyer, and in the case of Buyer, by notifying Sellers:




                       To Sellers:   James H. Levy, Sellers' Representative
                                     The Park Lane Group
                                     750 Menlo Avenue, Suite 340
                                     Menlo Park, CA 94025
                                     Fax: (415) 324-3817


                       Copy to:      WILSON SONSINI GOODRICH & ROSATI
                                     650 Page Mill Road
                                     Palo Alto, CA 94304
                                     Attn:    Arthur F. Schneiderman, Esq.
                                     Fax: (415) 493-6811


                       To Buyer:     Terry S. Jacobs, Chairman
                                     Regent Communications, Inc.
                                     50 East RiverCenter Blvd. Suite 180
                                     Covington, KY 41011
                                     Fax: (606) 292-0352


                       Copy to:      STRAUSS & TROY
                                     2100 PNC Center
                                     201 East Fifth Street
                                     Cincinnati, OH 45202
                                     Attn:    Alan C. Rosser, Esq.
                                     Fax: (513) 241-8289


         14.09 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         14.10 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

         14.11 Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any, applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         14.12 Entire Agreement. This Agreement and the schedules and exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

         14.13 Risk of Loss. The risk of any loss, damage or destruction to any of the Stations Assets from fire or other casualty or cause shall be borne by the Sellers and the Company at all times prior to the Closing hereunder. Upon the occurrence of any loss or damage to any material property or assets of the Company as a result of fire, casualty or other causes prior to Closing, Sellers shall notify Buyer of same in writing immediately stating with particularity the extent of such loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Stations Assets lost or destroyed will be reimbursed under and insurance policy with respect thereto. In the event that the loss or damage exceeds One Hundred Thousand Dollars ($100,000.00) and the property is not substantially repaired, replaced or restored prior to the Closing Date, the Closing Date shall be extended for a period of up to ninety (90) days to permit the repair, replacement or restoration of the property by Sellers and Company, and in the further event that it is not so repaired, replaced or restored within such sixty (60) day period, Buyer, at its option, may, upon written notice to Sellers:

                  (a)      terminate this Agreement; or

                  (b) postpone the Closing Date for an additional period of up to sixty (60) days until such time that the property has been substantially repaired, replaced or restored; or

                  (c) elect to consummate the Closing and accept the property in its "then" condition, and Sellers shall reimburse Buyer for any deductible portion of the insurance coverage of Company. In the event of postponement of Closing hereunder, Sellers, Company and Buyer shall join in any necessary requests of the FCC to extend the time of the effective period of the FCC's consent. Buyer may also at its option elect to consummate the Closing pursuant to Subsection (c) hereof prior to the initial sixty (60) day extension of the Closing Date.

         14.14 Consulting and Non-Competition Agreement. Buyer and James H. Levy agree on the Closing Date to enter into a Consulting and Non-Competition Agreement in the form attached hereto as Exhibit F.

         14.15 Time Brokerage Agreement. Simultaneously with the execution hereof, Sellers shall cause the Company to enter into with Buyer a Time Brokerage Agreement, in the form of Exhibit G hereto (the "Time Brokerage Agreement"), pursuant to which the Company will make available to Buyer the broadcasting transmission facilities to the Stations and/or cause to be broadcast on the Stations Buyer's programming from the Commencement Date (as defined in the Time Brokerage Agreement) during the term thereof. An Event of Default by either party under the Time Brokerage Agreement shall constitute a material default under this Agreement (by Sellers hereunder if the Event of Default under the Time Brokerage Agreement is by the Company) and insofar as the cure period specified in the Time Brokerage Agreement has expired with respect to the default, no further cure period shall be afforded under the provisions of this Agreement.

         14.16 Definitions. The following capitalized terms used in this Agreement shall have the following meanings:

                  (a) "Contracts" means all contracts, agreements, leases and legally binding contractual rights of the Company of any kind, written or oral, relating to the Company or the operations of the Stations and which are listed on Schedule 4.13.

                  (b) "Stations Licenses" means all licenses, permits and other authorizations issued to the Company by any governmental or regulatory authority including without limitation those issued by the FCC used or useful in connection with the operation of the Stations, including but not limited to those described in Schedule 4.08, along with renewals or modifications of such items between the date hereof and the Closing Date;

                  (c) "Stations Assets" means all of the assets, properties, interests and rights of the Company of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased (to the extent of the Company's leasehold interest) by the Company as the case may be, wherever situated, which are used or held for use in the operation of the Stations, including but not limited to all of the Company's right, title and interest in and to:

                           (i)      the Stations Licenses;

                           (ii)     all equipment, electrical devices, antennae,
cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and all other tangible personal property of every kind and description, and the Company's rights therein, owned, leased (to the extent of the Company's leasehold interest) or held by the Company and used or useful in connection with the operations of the Stations, including but not limited to those items described or listed in Schedule 4.11, together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of the Company; provided, however, the Company agrees that the value of all such assets retired or disposed of and not replaced with an asset of like kind and quality shall not exceed $10,000 in the aggregate unless Sellers have obtained the prior written approval of Buyer which shall not be unreasonably withheld;

                           (iii)    the Contracts and all Time Sales Agreements
(as defined in the Time Brokerage Agreement);

                           (iv)     all of the Company's rights in and to the
call letters listed on Schedule 4.15, and any variation thereof, as well as all of the Company's rights in and to all trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, computer software, programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of the Company, which are used or useful in connection with the operation of the Stations, including but not limited to those listed in

Schedule 4.15 (collectively, the "Intellectual Property") together with any associated goodwill and any additions thereto between the date hereof and the Closing Date;

                           (v)      all programming materials and elements of
whatever form or nature owned by the Company, whether recorded on tape or other medium or intended for live performance, and all copyrights owned by or licensed to the Company that are used or useful in connection with the operation of the Stations, including all such programs, materials, elements and copyrights acquired by the Company between the date hereof and the Closing Date;

                           (vi)     all of the Company's rights in and to all
the files, documents, records, and books of account relating to the operation of the Stations or to the Stations Assets, including, without limitation, the Stations' local public files, programming information and studies, blueprints, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, logs, software programs and books and records relating to employees, financial, accounting and operation matters.

                           (vii)    the Company's corporate minute books and
records, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of the Company; and

                           (viii)   all claims and causes of action, including
all contracts of insurance, and insurance process or claims made by, the Company relating to property or equipment repaired, replaced or restored by the Company prior to the Closing Date.

         14.17. Appointment of Sellers' Representative. Sellers hereby appoint James H. Levy to act as the representative of each of them in taking any action permitted or required to be taken by Sellers in connection with the performance of this Agreement. Buyer may conclusively rely on any actions taken by James H. Levy as constituting the actions of all Sellers in connection with the performance of this Agreement, and Buyer shall not be liable for, and no claim or cause of action shall be asserted against Buyer for, the errors, acts, or omissions of James H. Levy with respect to Sellers or this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


REGENT COMMUNICATIONS, INC.


By:______________________________

Name:____________________________

Title:___________________________

SELLERS:




___________________________________________  ___________________________________________
Richard Blue                                 Paul M. Cook, co-Trustee of the Paul and
Address:                                     Marcia Cook Living Trust dated 4/21/92
                                             Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________


___________________________________________  ___________________________________________
James H. Levy, as Co-Trustee of James        Marcia L. Cook, co-Trustee of the Paul and
Levy and Marcia Levy Community Property      Marcia Cook Living Trust dated 4/21/92
Trust U/D/T Dated May 2, 1986                Address:
Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________


___________________________________________  ___________________________________________
Marcia Klein Levy, as Co-Trustee of the      Susan B. Ford
James Levy and Marcia Levy Community         Address:
Property Trust U/D/T Dated May 2, 1986
Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________


___________________________________________  ___________________________________________
Arthur Schneiderman                          Richard W. Worthing
Address:                                     Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________



BancBoston Ventures, Inc.
By:________________________________________  ___________________________________________
Printed Name:______________________________  Thomas W. Ford
Title:_____________________________________  Address:
Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________

Quest Ventures II, L.P.                      Trantek Traders Ltd.
By:________________________________________  By:________________________________________
Printed Name:______________________________  Printed Name:______________________________
Title:_____________________________________  Title:_____________________________________
Address:                                     Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________

Quest Ventures International, L.P.           Nazem & Company III, L.P.
By:________________________________________  By:________________________________________
Printed Name:______________________________  Printed Name:______________________________
Title:_____________________________________  Title:_____________________________________
Address:                                     Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________


___________________________________________  ___________________________________________
David Nierenberg                             Douglas M. Laurice, Trustee, WSGR
Address:                                     Retirement Plan FBO Arthur F. Schneiderman
                                             Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________


___________________________________________  ___________________________________________
James H. Levy, Trustee FBO the James H.      Jeff Drazan
Levy Separate Property Trust dated 9/27/84   Address:
Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________


___________________________________________  ___________________________________________
Paul M. Cook                                 Susie Gharib
Address:                                     Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________

___________________________________________  ___________________________________________
Marcia L. Cook                               Fred Nazem, Trustee of Nazem Inc.
Address:                                     Defined Benefit Plan
                                             Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________


___________________________________________  ___________________________________________
Andrew Pickholtz                             Jeffrey Krauss
Address:                                     Address:
___________________________________________  ___________________________________________
___________________________________________  ___________________________________________


Seabourne World Express Group PLC
By:________________________________________
Printed Name:______________________________
Title:_____________________________________
Address:
___________________________________________
___________________________________________

                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                           REGENT COMMUNICATIONS, INC.
                                       AND
                     THE SHAREHOLDERS OF THE PARK LANE GROUP


         This First Amendment to Stock Purchase Agreement ("this First Amendment") is dated February 2, 1998, by and among Regent Communications, Inc. ("Buyer") and all of the shareholders ("Sellers") of The Park Lane Group (the "Company"), executed on behalf of Sellers by James H. Levy pursuant to authority granted to him as Sellers' Representative under the terms of said Stock Purchase Agreement.

         WHEREAS, Buyer and Sellers are parties to a Stock Purchase Agreement dated June 16, 1997 (the "Original Agreement," or as amended by this First Amendment, the "Agreement") whereby Sellers have agreed to sell, and Buyer has agreed to purchase, all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, Buyer and Sellers have agreed to extend the date of Closing of the transactions contemplated under the Original Agreement upon the terms and conditions set forth below; and

         WHEREAS, the FCC Consent and the Final Order have been issued as required by the Agreement.

         NOW, THEREFORE, it is hereby agreed as follows:

         A.       SPECIFIC AMENDMENTS TO THE ORIGINAL AGREEMENT.

                  1. Section 1.02 is hereby amended to provide that the Basic Purchase Price shall be Twenty-Three Million and Seventy-Five Thousand Dollars ($23,075,000.00), which shall remain subject to adjustment as provided in Section 1.03, as amended herein.

                  2. The second sentence of Section 1.03 is hereby amended in its entirety to provide as follows:

                                    "The Basic Purchase Price shall be adjusted
                           by (a) an increase by the amount of Cash, (b) an increase by the amount of the Interest Factor, and
                           (c) a decrease by the amount of Liabilities shown on the Closing Statement."

Following the third paragraph of Section 1.03, there is hereby added the following additional paragraph:

                                    "As used herein, the term "Interest Factor"
                           shall mean at the Closing Date the product of the Closing Purchase Price determined as if the Closing Statement had been calculated as of December 31, 1997 multiplied by an interest rate of 10.44% per annum for the period from January 1, 1998 to the Closing Date."

                  3. Subpart (a) of Section 1.04 is hereby amended in its entirety to provide as follows:

                                    "(a) in the event this Agreement is
                           terminated solely because of Buyer's material breach of this Agreement and all conditions to closing are at such time satisfied or waived (other than such conditions as can readily be satisfied by the Closing), the Letter of Credit shall be delivered to Sellers (who may exercise their rights to draw on the Letter of Credit) as provided in Section 13.04 hereof for Buyer's material breach of this Agreement; and"

                  4. Subpart (a) of Section 1.05 is hereby amended in its entirety to provide as follows:

                                    "(a) One Million Dollars ($1,000,000.00) to
                           the Escrow Agent, to be held, administered and released in accordance with the terms of an Indemnification Escrow Agreement to be executed by Sellers, Buyer and the Escrow Agent at the Closing in the form of Exhibit B-1 attached hereto (the "Indemnification Escrow Agreement"), which funds shall be held in escrow until September 30, 1998 or as otherwise provided in the Indemnification Agreement, and will be used to satisfy indemnification claims of Buyer pursuant to Section
                           12.02 hereof; and"

                  5.       The Original Agreement is hereby amended to add
Section 5.03 which provides in its entirety as follows:

                                    "5.03 Faircom Transaction. Buyer shall use
                           its best efforts to prepare, file and have declared effective by the Securities and Exchange Commission the Registration Statement on Form S-4 (the "S-4") regarding the merger between Buyer and Faircom Inc. (the "Faircom Transaction"). Buyer furthermore shall use its best efforts to close the Faircom Transaction as soon as practicable after effectiveness of the S-4."

                  6. Subpart (a) of Section 8.01 is hereby amended in its entirety to provide as follows:

                                    "(a) all representations and warranties of
                           Sellers made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes (a) expressly permitted or contemplated by the terms of this Agreement, (b) caused by the acts of Buyer during the term of the Time Brokerage Agreement, (c) to the physical condition of the tangible personal property or the real property owned by the Company which occur after December 31, 1997 other than as a result of an error, act or omission of Sellers, the Company, or any of the Company's officers, directors, employees, agents or contractors, or (d) in the ordinary course of business which are not, either in individually or in the aggregate, material and adverse."

                  7. Subpart (c) of Section 8.01 is hereby amended in its entirety to provide as follows:

                                    "(c) Buyer shall have received a
                           certificate, dated as of the Closing Date, from the Company, executed by the President of the Company to the effect that: (a) except for changes described in
                           Section 8.01(a) above and for those representations or warranties which have been waived in the First Amendment by Buyer, the representations and warranties of Seller contained in this Agreement as they pertain to the Company are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Sellers and the Company have complied with or performed in all material respects all terms, covenants, agreement, and conditions to be complied with or performed by them on or prior to the Closing Date other than those terms, covenants, agreements and conditions which have been waived in the First Amendment by Buyer."

                  8. Subpart (d) of Section 12.01 is hereby amended in its entirety to provide as follows:

                                    "(d) All other Covenants and Warranties
                           shall survive until September 30, 1998."

                  9. Subpart (b) of Section 12.02 is hereby amended in its entirety to provide as follows:

                                    "(b) Buyer shall defend, indemnify and hold
                           harmless Sellers from and against any and all Damages incurred by Sellers arising out of or related to: (i) any breach of the Covenants, other agreements, and Warranties given or made by Buyer in this Agreement (subject to the limitations on Damages contained in Section 13.04); (ii) all federal, state and local tax liabilities of the Company arising on and after the Closing Date; and
                           (iii) any loss or damage arising out of any Liability of Company incurred or the result of the operation of the Company and Stations on and after the Closing Date or which have been included in the Closing Report and as to which Buyer has received an adjustment of the Purchase Price in its favor hereunder in accordance with Section 1.03."

                  10. Subpart (f)(i) of Section 12.02 is hereby amended by the substitution of $1,000,000 for $2,000,000.

                  11. Subpart (c) of Section 13.01 is hereby amended in its entirety to provide as follows:

                                    "(c) By written notice of Sellers'
                           Representative to Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Sellers' Representative; provided, however, that if Buyer fails to renew the Letter of Credit as required in Section E of the First Amendment to the Original Agreement, Buyer shall have eight (8) business days from the date of the notice of breach or default served by Sellers' Representative in which to cure such breach; or"

                  12. Subparts (g) and (h) of Section 13.01 are hereby amended by the substitution of June 30, 1998 for March 31, 1998.

                  13. Section 13.04 is hereby amended in its entirety to provide as follows:

                                    "13.04 Sellers' Liquidated Damages. As more
                           fully described in the Deposit Escrow Agreement, in the event this Agreement is terminated because of Buyer's material breach of this Agreement, and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can readily be satisfied by Closing), then (a) Sellers shall be entitled to liquidated damages from Buyer in the amount of $2,000,000.00, (b) the Letter of Credit shall be delivered to Sellers, and (c) the proceeds from a draw on the Letter of Credit shall be applied toward satisfaction of such liquidated damages. It is understood and agreed that such liquidated damages amount represents Buyer's and Sellers' reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages shall be the sole and exclusive remedy of Sellers against Buyer for failing to consummate this Agreement as a result of Buyer's material breach hereof, and shall be applicable regardless of the actual amount of damages sustained and all other remedies are deemed waived by Sellers."

                  14. Section 14.13 is hereby amended in its entirety to provide as follows:

                                    "14.13 Risk of Loss. Provided the
                           representations and warranties of Sellers in Section
                           4.26 continue to remain correct in all material respects, the risk of any loss, damage or destruction to any of the Stations' Assets from fire or other casualty or cause (other than an error, act, or omission of Sellers, the Company, or any of the Company's officers, directors, employees, agents or contractors) shall be borne by Buyer after January 1, 1998. To Buyer's knowledge, as of the date of the First Amendment to the Original Agreement, there has been no loss, damage or destruction to any of the Stations' Assets from fire or other casualty or cause occurring on or before December 31, 1997. Upon the occurrence of any loss or damage to any material property or assets of the Company after December 31, 1997 and prior to Closing as a result of fire, casualty or other causes, Seller shall notify Buyer of the same in writing immediately stating with particularity the extent of such loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Stations' Assets lost or destroyed will be reimbursed by any insurance policy with respect thereto. Unless the cause of the loss or damages is the result of an error, act or omission of Sellers, the Company, or any of the Company's officers, directors, employees, agents or contractors, or the representations and warranties of Sellers in Section 4.26 are not correct in all material respects at the time of such loss or damage, any costs in excess of those reimbursed by any insurance policy shall be the sole responsibility of Buyer, and the occurrence of any such loss or damage to the Stations' Assets shall not provide the basis for any postponement of the Closing or the termination of the Agreement.

                  15. The Original Agreement is amended such that all references to Exhibit B shall be to Exhibit B-1 attached hereto.

         B.       EXTENDED CLOSING DATE.

                  Notwithstanding the provisions of Section 1.06 of the Original Agreement, it is mutually agreed that the Closing shall occur on or before the earlier to occur of (i) March 31, 1998 or (ii) the date of the closing of the merger between Buyer and Faircom Inc. upon not less than five (5) business days' notice from Buyer to Sellers. The parties agree to cooperate, at Buyer's cost, in obtaining any extensions of the effective period of the FCC's Final Order as may be necessary or appropriate. The failure of either Buyer or Sellers to consummate the Closing by March 31, 1998 or by the closing of the Faircom Transaction, whichever is earlier, shall immediately entitle the other party (provided it is not then in material default or breach of the Agreement) to serve notice of breach or default as provided in Sections 13.01(b), (c) or (d) of the Agreement.

         C.       WAIVERS AND ACKNOWLEDGEMENTS.

                  1. Buyer hereby waives any breach by Sellers of the warranties and representations contained in the second sentence of Section 4.24 regarding the assumptions upon which preparation of the Consolidated 1997 Park Lane Budget was based.

                  2. Buyer hereby waives all claims under Section 8.08 which it has or may have that there has occurred after December 31, 1997 a material adverse change unless any such material adverse change is caused by the error, act, or omission of Sellers, the Company, or any of the Company's officers, directors, employees, agents, or contractors.

                  3. In consideration of agreements contained herein and in reliance upon and contingent upon the accuracy of the information supplied to Buyer by Sellers' Representative in writing prior to the date hereof regarding remediation efforts which have been taken, Buyer hereby waives all claims and conditions of Closing under Section 8.09 relating to the failure of Sellers to cure unsatisfactory conditions discovered by Buyer.

                  4. With reference to Section 8.11, Buyer hereby acknowledges that it has obtained updated Phase I environmental assessment reports on the Real Property confirming as to the Real Property covered by the reports provided to Buyer by the Company the representations and warranties of Sellers on environmental matters and the absence of any material adverse change from the content of the reports which have been provided to Buyer by the Company.

                  5. Buyer hereby acknowledges that Sellers have submitted sufficient information to supplement Schedules 4.11 and 4.13, pursuant to
Section 4.13 and 6.12. Buyer hereby further acknowledges that, except as identified on Exhibit H attached hereto, no third-party consent is required by any of the Contracts listed in Schedule 4.13 in connection with the transactions contemplated by the Agreement.

                  6. Buyer hereby acknowledges that, as of December 31, 1997, it did not have actual knowledge of any breach of Warranties or Covenants by Sellers then existing which would then constitute grounds for termination of this Agreement or a Claim under Section 12.02(a) or (b), other than those provisions, if any, the noncompliance with which Buyer has specifically waived in this First Amendment. Actual knowledge of Buyer shall mean the actual knowledge of Buyer's officers after they have made due inquiry of the employees, representatives and agents of Buyer who would be expected to have knowledge of the matter, and with respect to the condition of any Station Assets, records or other object, after either Buyer's officers and/or employees, representatives, or agents of Buyer have inspected it.

                  7. Except as specifically waived or modified above, all conditions of Closing precedent to Buyer's obligations remain in full force and effect.

         D.       FEES.

                  Buyers agree to reimburse Sellers up to a maximum amount of $20,000.00 for the legal fees and expenses incurred by Sellers or the Company to Wilson Sonsini Goodrich & Rosati for services rendered in connection with, and limited strictly to, the negotiation and documentation of this Agreement, based on customary hourly rates and such detailed itemization as Buyer may reasonably request.

         E.       RENEWAL OF LETTER OF CREDIT.

                  Buyer agrees that the Letter of Credit shall either be renewed or converted to cash by Buyer at least sixty (60) days prior to any stated expiration date thereof, as the same may be amended from time to time. Failure of Buyer to do so shall be a material default of the Agreement, for which Sellers shall have the remedies provided under Article XIII of the Agreement; provided, however, that notwithstanding Section 13.01(c) of the Original Agreement, Buyer shall have eight (8) business days to cure any default by reason of failure to timely renew the Letter of Credit.

         F.       MISCELLANEOUS.

                  1. This First Amendment may be executed in one or more counterparts and by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                  2. This First Amendment and a contemporaneous amendment to the Time Brokerage Agreement embody the entire agreement and understanding of the parties and supersede any and all prior agreements and understandings relating to the matters specifically covered herein. Except as amended or waived hereby, the terms and conditions of the Original Agreement remain in full force and effect.

                  3. This First Amendment has been duly authorized, validly executed, and delivered by Buyer and Sellers' Representative on behalf of Sellers and constitutes a valid and binding obligation of Buyer and Sellers.

                  4. All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Original Agreement.

         IN WITNESS WHEREOF, this First Amendment has been executed as of the date first above written.

REGENT COMMUNICATIONS, INC.                 SELLERS' REPRESENTATIVE

By:
   ------------------------------------     ------------------------------------
   Terry S. Jacobs                          James H. Levy
   Chairman and Chief Executive Officer

                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                           REGENT COMMUNICATIONS, INC.
                                       AND
                     THE SHAREHOLDERS OF THE PARK LANE GROUP


         This Second Amendment to Stock Purchase Agreement ("this Second Amendment") is dated May 1, 1998, by and among Regent Communications, Inc. ("Buyer") and all of the shareholders ( "Sellers") of The Park Lane Group (the "Company"), executed on behalf of Sellers by James H. Levy pursuant to authority granted to him as Sellers' Representative under the terms of said Stock Purchase Agreement.

         WHEREAS, Buyer and Sellers are parties to a Stock Purchase Agreement dated June 16, 1997 (the "Original Agreement," or as amended by a First Amendment, dated February 2, 1998 and by this Second Amendment, the "Agreement") whereby Sellers have agreed to sell, and Buyer has agreed to purchase, all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, Buyer and Sellers have agreed to extend the date of Closing of the transactions contemplated under the Original Agreement upon the terms and conditions set forth below; and

         WHEREAS, the FCC Consent and the Final Order have been issued as required by the Agreement.

         NOW, THEREFORE, it is hereby agreed as follows:

         A.       SPECIFIC AMENDMENTS TO THE ORIGINAL AGREEMENT.


                  1. Section 1.04 is hereby amended to provide that the amount of the Letter of Credit shall be $1,500,000.00. Upon execution of this Second Amendment, Buyer shall promptly cause the Letter of Credit to be amended to increase its amount to $1,500,000 and deliver evidence of such amendment to Escrow Agent and the Company.

                  2. Subpart (a) of Section 1.04 is hereby amended in its entirety to provide as follows:

                              "(a) in the event (i) this Agreement is
                     terminated because of Buyer's material breach of this Agreement and all required conditions to Closing to be satisfied by Sellers and the Company are at such time satisfied or waived (other than such conditions as can readily be satisfied by Sellers and the Company by the Closing; provided that Buyer hereby acknowledges, as provided in Section C of this Second Amendment, that, other than such conditions required to be satisfied by Sellers and Company at the Closing, Sellers and the Company have satisfied all required conditions to Closing); (ii) Buyer has not given notice of closing pursuant to Section B of this Second Amendment by June 8, 1998 and on June 15, 1998 Sellers deliver to Buyer the certificate of the Company, dated June 15, 1998, in the form described in Section 8.01(c); or
                     (iii) Buyer has failed to renew the Letter of Credit as provided in Section E of the First Amendment; then Buyer shall be deemed to be in material breach of this Agreement and the Letter of Credit shall be delivered to Sellers (who may exercise their rights to draw on the Letter of Credit) as provided in Section 13.04 hereof; and"

                  3. Section 1.05 is hereby amended in its entirety to provide as follows:

                           "1.05 Payment of Purchase Price. At the Closing,
                     the Cash Deposit shall be applied to the Closing Purchase Price and the Letter of Credit shall be delivered to Buyer. The balance of the Closing Purchase Price shall be paid either by wire transfer of immediately available funds or by cashier's check to Sellers in such amounts and to persons as Sellers' Representative may direct in writing."

         All references to Exhibit B-1 or the Indemnification Escrow Agreement are hereby deleted from the Agreement; provided, however, such deletion shall not affect the right of Buyer to indemnification from the Sellers pursuant to
Section 12.02 of the Agreement.

                  4. The third sentence of Section 4.10 is hereby amended in its entirety to provide as follows:

                           "Sellers have delivered to Buyer true and complete
                     copies of all federal, state and local tax returns of the Company as filed for the years ended December 31, 1992, 1993, 1994, 1995, and 1996, and all such returns for the year ended December 31, 1997, when filed, are not expected to require the payment of any taxes."

                  5. Subpart (c) of Section 11.01 is clarified to provide that the certificates to be provided by Sellers shall be not only for the Company but also for each of the Company's subsidiaries.

                  6. Subpart (f)(i) of Section 12.02 is hereby deleted from the Agreement.

                  7. The lead-in of subpart (f)(ii), and further subpart (A) thereto, of Section 12.02 is hereby amended to provide as follows:

                            "(ii) Any and all Claims shall be satisfied in the following order:

                                  (A) First from the portion of the Final
                            Purchase Price allocated to the Common Stock Sellers according to each Common Stock Sellers' Common Stock Pro Rata Percentage."

                  8. Subpart (c) of Section 13.01 is hereby amended in its entirety to provide as follows:

                            "(c) By written notice of Sellers' Representative to
                     Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained; or"


                  9. Subpart (d) of Section 13.01 is hereby amended in its entirety to provide as follows:

                     "(d) by written notice of termination without preceding notice of breach or default as provided in Section B of the Second Amendment; or"

                 10. The first sentence of Section 13.04 is hereby amended in its entirety to provided as follows:

                     "As more fully described in the Deposit Escrow Agreement, in the event (i) Buyer has not given notice of closing pursuant to Section B of the Second Amendment by June 8, 1998 and on June 15, 1998 Sellers deliver to Buyer the certificate of the Company, dated June 15, 1998, in the form described in Section 8.01(c); (ii) Buyer fails to renew the Letter of Credit as provided in the first sentence of Section E of the First Amendment; or (iii) this Agreement is terminated because of Buyer's material breach of this Agreement, and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can readily be satisfied by Sellers and the Company by the Closing, it being understood that other than such conditions as are required to be satisfied by Sellers and Company at the Closing, Sellers and the Company have satisfied all required conditions to Closing), then (a) Sellers shall be entitled to liquidated damages from Buyer in the amount of $2,500,000.00, (b) the Letter of Credit shall be delivered to Sellers, and (c) the proceeds from a draw on the Letter of

                     Credit shall be applied toward satisfaction of such liquidated damages.


         B.       EXTENDED CLOSING DATE.

                  Notwithstanding the provisions of Section 1.06 of the Original Agreement or Section B of the First Amendment to the Original Agreement, it is mutually agreed that the Closing shall occur on or before the earlier to occur of (i) June 15, 1998 or (ii) the date of the closing of the merger between Buyer and Faircom Inc. upon not less than five (5) business days' notice from Buyer to Sellers. The parties agree to cooperate, at Buyer's cost, in obtaining any extensions of the effective period of the FCC's Final Order as may be necessary or appropriate. In the event the proper five (5) business days' notice is given (being a notice that contains a representation that Buyer has the ability, subject to customary closing documentation, to deliver on the Closing Date the Purchase Price in accordance with Section 1.05 of the Purchase Agreement) and either party is unable to close within such time, such party shall have fifteen
(15) days after the expiration of such notice period in which to close; provided, however, that such fifteen day period will be applicable to Buyer's time to close only in the event that within fifteen (15) days' of Buyer's notice of closing, the condition of customary closing documentation has been satisfied, or funds to cover the Purchase Price have been placed in escrow pending delivery of specified closing documents, or Sellers are satisfied, to their reasonable but sole discretion, that the funds sufficient to cover the Purchase Price are readily available for disbursement at the Closing. Subject to the fifteen day periods set forth in the preceding sentence, the failure of either Buyer or Sellers to consummate the Closing by the closing of the Faircom Transaction under circumstances where all of the conditions precedent to the obligations of that party have been satisfied or complied with shall immediately entitle the other party (provided it is not then in material default or breach of the Agreement) to terminate the Agreement without requirement of notice of breach or default as provided in Sections 13.01(b), (c) or (d) of the Agreement. In any event, if the notice of Closing has not been given by June 8, 1998 and on June 15, 1998 Sellers deliver to Buyer the certificate of the Company, dated June 15, 1998, in the form described in Section 8.01(c), unless otherwise agreed by the parties, Seller may immediately terminate the Agreement without requirement of notice of breach or default as provided in Sections 13.01(b), (c) or (d) of the Agreement.


         C.       ACKNOWLEDGEMENT.

                  1. Buyer hereby acknowledges that, as of May 1, 1998, it did not have actual knowledge of any breach of Warranties or Covenants by Sellers then existing (including covenants and terms of the Time Brokerage Agreement) which would then constitute grounds for termination of this Agreement or a Claim under Section 12.02(a) or (b), other than those provisions, if any, the noncompliance with which Buyer specifically waived in the First Amendment. Actual knowledge of Buyer shall mean the actual knowledge of Buyer's officers after they have made due inquiry of the employees, representatives and agents of Buyer who would be expected to have actual knowledge, and do have actual knowledge, of the matter, and with respect to the condition of any Station Assets, records or other object, after either Buyer's officers and/or employees, representatives, or agents of Buyer have inspected it.

                  2. Except as specifically waived or modified above or in the First Amendment, all conditions of Closing precedent to Buyer's obligations remain in full force and effect.

         D.       FEES.

         Immediately upon execution of this Second Amendment, Buyer shall pay to Wilson Sonsini Goodrich & Rosati the amount of $25,000.00 for the legal fees and expenses incurred by Sellers and/or the Company for services rendered in connection with the negotiation and documentation of the First Amendment and this Second Amendment.

         E.       MISCELLANEOUS.

                  1. This Second Amendment may be executed in one or more counterparts and by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                  2. This Second Amendment embodies the entire agreement and understanding of the parties and supersede any and all prior agreements and understandings relating to the matters specifically covered herein. Except as amended or waived hereby, the terms and conditions of the Original Agreement, as amended by the First Amendment, remain in full force and effect.

                  3. This Second Amendment has been duly authorized, validly executed, and delivered by Buyer and Sellers' Representative on behalf of Sellers and constitutes a valid and binding obligation of Buyer and Sellers.

                  4. All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

                  5. The Company shall use its best efforts to provide to Buyer within three (3) business days prior to the anticipated Closing Date the address of each Seller and the social security number or tax identification number of each Seller who is a United States citizen or entity. Buyer's sole remedy in the event such information is not provided as to any one or more Seller shall be to withhold delivery of the portion of the Closing Purchase Price attributable to such Seller(s) until such information has been provided to Buyer by such Seller(s).

         IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first above written.

REGENT COMMUNICATIONS, INC.                  SELLERS' REPRESENTATIVE

By:   Terry S. Jacobs                        James H. Levy
   --------------------------------          -------------------------------
      Terry S. Jacobs                        James H. Levy
      Chairman and Chief Executive Officer